UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Anterix®

Notice of Annual Meeting & Proxy Statement

2025

9:30 AM EDT
August 5, 2025

www.virtualshareholdermeeting.com/atex2025

WHERE UTILITY MEETS CONNECTIVITY.

3 Garret Mountain Plaza, Suite 401
Woodland Park, NJ 07424

Dear Fellow Stockholders,
At Anterix, we’ve always believed in the power of transformation—and today, we’re leading one of the most consequential shifts in the utility communications sector. We are building the digital foundation for the modern energy grid, and more than that—we’re driving the connected intelligence that powers it.
Now, we stand at the cusp of a new era, where connected intelligence will redefine the energy landscape. The digital grid is no longer a future vision—it’s happening now, and Anterix is at the center of this transformation. Our 900 MHz private wireless broadband networks are not just enabling smarter grids—they’re shaping a cleaner, more secure, and more resilient energy future.
With focus and momentum, we are accelerating the 900 MHz broadband revolution—driving innovation, expanding impact, and unlocking long-term value for our utility partners and stockholders alike.
From Vision to Market Leader
We started with a bold idea: utilities—stewards of the most critical infrastructure—deserve a dedicated, secure broadband platform tailored to their mission. We identified, acquired, and repurposed Federal Communications Committee (the "FCC") spectrum to create the modernized 900 MHz band—now readily available to support utility operations.
But spectrum alone isn’t enough. We’ve built a comprehensive platform that also includes tools, policy expertise, and the 125+ member Anterix Active Ecosystem®. We’ve created a proven, repeatable model that utilities nationwide are already deploying—and we’re turning that experience into action.
•Seven utilities in 15 states, including Ameren, Evergy, Lower Colorado River Authority (the "LCRA"), Oncor, San Diego Gas & Electric, Tampa Electric, and Xcel Energy, are actively building or operating 900 MHz private wireless networks.
•To accelerate this momentum, we launched the AnterixAccelerator™, a $250 million matching fund initiative aimed at fast-tracking utility adoption. The industry response has been positive and highlights the demand for private broadband solutions purpose-built for utilities.
Achieving Scale and Momentum
Since 2020, Anterix has closed nearly $400 million in contracts, operates with no debt, and has a robust balance sheet with nearly $150 million in committed payments due to be received. Our pipeline exceeds $3 billion of additional opportunity across more than 60 utility prospects. And, in fiscal 2025 alone, we returned $8.4 million to stockholders through share repurchases.
Recent strategic milestones reinforce our momentum:
•June 2024 – Signed a $102.5 million spectrum license agreement with Oncor Electric Delivery, enabling 900 MHz broadband deployment across its Texas service area to modernize critical communications.
•January 2025 – LCRA expanded its 2023 license with a second 900 MHz purchase for $13.5 million, extending private wireless coverage to ~93% of Texas counties.
•January 2025 – The FCC adopted a Notice of Proposed Rulemaking ("NPRM") to expand the 900 MHz band from 3x3 MHz to 5x5 MHz, following a joint petition by Anterix and over 30 utility leaders to support long-term utility needs.

•March 2025 – Launched AnterixAccelerator™, an initiative aimed at simplifying and speeding up utility transitions to 900 MHz broadband through incentive-based pricing and flexible terms. The response to the program continues to highlight market demand and further drives the nationwide adoption of private LTE.
Looking Ahead: Long-Term Vision
As the leader of the utility broadband revolution, Anterix is building the digital platform to modernize every last mile of the grid. Our long-term vision is rooted in enabling a cleaner, safer, and more resilient energy future—powered by dedicated, secure, and scalable private wireless broadband.
Our unwavering priorities reflect this bold ambition:
•Accelerating utility adoption and deployment of 900 MHz private broadband networks—networks that directly address the most pressing challenges facing the grid reliably meeting growing electricity demand and the greatly increasing use of AI data to more efficiently and cost effectively manage the grid.
•Expanding our leadership in policy and regulatory advocacy to shape a broadband future where utilities have the spectrum, tools, and support they need to lead with confidence.
•Strengthening our foundation in the 900 MHz band while pursuing strategic partnerships with forward-thinking utilities and technology innovators—catalyzing digital transformation, unlocking scale, and driving long-term value across the energy ecosystem.
The Future Is Now
Our commitment is simple but powerful: to remain focused, innovative, and accountable—to our customers, our mission, and to you, our shareholders.
Anterix is not just participating in the utility broadband revolution—we are charting its course.
Thank you for your continued trust and support.
Sincerely,

Thomas Kuhn Executive Chair of the Board	Scott Lang President and Chief Executive Officer
On or about June 30, 2025, we began sending this Proxy Statement (as defined below), the attached Notice of Annual Meeting of Stockholders (as defined below), and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting (as defined below). Although not part of this Proxy Statement, we are also sending, along with this Proxy Statement, our Annual Report (as defined below), which includes our financial statements for the fiscal year ended March 31, 2025.

Dear Stockholders

Notice of 2025 Annual Meeting of Stockholders of Anterix Inc.
You are invited to attend the Anterix Inc. 2025 Annual Meeting of Stockholders, which will be held on August 5, 2025, at 9:30 AM, Eastern Daylight Time (the "Annual Meeting"). The Annual Meeting will be held virtually by webcast at www.virtualshareholdermeeting.com/atex2025.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

DATE August 5, 2025 TIME 9:30 AM Eastern Daylight Time MEETING WEB ADDRESS www.virtualshareholdermeeting.com/atex2025 RECORD DATE June 12, 2025	1	To elect seven directors nominated by the Board of Directors to serve until the 2026 Annual Meeting of Stockholders.
	2	To approve on an advisory basis the compensation of our named executive officers.
	3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026.
	4	To transact such other business properly brought before the meeting and at any adjournment or postponement thereof.

Whether you expect to attend the Annual Meeting or not, you are urged to read this Proxy Statement (the "Proxy Statement") and vote or submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Telephone, mail, and internet voting are available. Please refer to the information in this Proxy Statement and on your proxy card for specific voting instructions. If you hold your shares through an account with a broker, bank, trustee, or other nominee, please follow the instructions you receive from them to vote your shares. Please refer to the section “Additional Information” in this Proxy Statement for detailed information on accessing the meeting, voting, and asking questions at the meeting.
By Order of the Board of Directors,
Gena L. Ashe
Chief Legal Officer and Corporate Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting: This Proxy Statement for the Annual Meeting, our Annual Report, and the proxy card and voting instruction form are available on our investor website at investors.anterix.com.

2025 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement and our Annual Report on Form 10-K, for the fiscal year ended March 31, 2025 (“Fiscal 2025”) filed with the SEC on June 24, 2025 (the “Annual Report”) before voting. Page references are provided to help you find further information in this Proxy Statement. References in this Proxy Statement to the “Company,” “we,” “our,” and “us” are to Anterix Inc. and its subsidiaries.
Proposals and Voting Recommendations

Item		Board Recommendation	Page Reference
1	Election of Directors	✓ FOR each nominee	8
2	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers	✓ FOR	29
3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026	✓ FOR	58
Meeting Information

Date and Time August 5, 2025 | 9:30 AM EDT	Virtual Meeting www.virtualshareholdermeeting.com/atex2025	Record Date June 12, 2025
If you need technical support to access the Annual Meeting, toll-free and international numbers are available on the virtual meeting website to assist you. Technical support will be available 15 minutes before the start time of the Annual Meeting and through the conclusion of the Annual Meeting.
How to Cast Your Vote
You have four different methods to vote your proxy. Please see the enclosed proxy card or voting instruction form for additional details regarding each voting method.

By Internet	By Telephone	By Mail	At the Meeting

Vote 24/7 www.proxyvote.com by 11:59 pm EDT, August 4, 2025	Dial toll-free 24/7 800-690-6903 by 11:59 pm EDT, August 4, 2025	Vote, sign and send the Proxy Card before the Annual Meeting	Vote at www.virtualshareholdermeeting.com/atex2025 during the Annual Meeting

ANTERIX INC.	2025 PROXY STATEMENT 1

About

At Anterix, we are leading a transformation in utility communications, building the digital foundation of the modern grid and enabling the connected intelligence that powers it. As the largest holder of licensed 900 MHz spectrum (896–901/935–940 MHz) across the contiguous United States, Alaska, Hawaii, and Puerto Rico, we are uniquely positioned to deliver more secure, resilient, and utility-grade broadband solutions.
Our mission is centered on equipping utilities with purpose-built private wireless broadband networks that meet the growing demands of a digital energy future. Through partnerships with leading utilities and the 125+ members of the Anterix Active Ecosystem®, we are accelerating the deployment of broadband-enabled solutions that deliver a cleaner, more secure, and more resilient energy future.
 Business Overview—Fiscal 2025
›Appointed Scott Lang as President and Chief Executive Officer.
›Appointed Thomas Kuhn as Executive Chair of the Board.
›Executed a $102.5 million spectrum agreement with Oncor Electric Delivery Company LLC to support broadband modernization across Texas.
›Completed an additional $13.5 million spectrum agreement with the Lower Colorado River Authority, expanding coverage to 93% of Texas counties.
›Repurchased 245,292 shares of our stock to return a total of $8.4 million in capital to our stockholders.
›Secured FCC NPRM to expand the current paired 3 x 3 MHz broadband segment to a paired 5 x 5 MHz broadband segment within the 900 MHz band.
›Introduced the AnterixAccelerator™ program to speed up utility adoption of 900 MHz spectrum for PLTE network solutions.

2 2025 PROXY STATEMENT	ANTERIX INC.

Corporate Governance Highlights
Our corporate governance framework is a critical factor in our continued success. It helps us to enhance accountability, protect stockholder interests, promote ethical conduct, improve decision-making, enhance corporate performance, and maintain investor confidence.
As reflected below, our Board of Directors (the "Board") has adopted strong governance structures and practices to enhance our independent oversight, effectiveness, and accountability to stockholders. Our corporate governance highlights are summarized below, followed by an in-depth description in the "Corporate Governance Matters" section of this Proxy Statement. You can also access key governing documents such as our Code of Business Conduct, Corporate Governance Guidelines, and charters of each Board committee at www.anterix.com in the “Investors” section.
Strong Governance Practices

Annual Election of Directors	Executive Succession Planning	Board Oversight of Human Capital Management, Corporate Culture, Ethics
Board Oversight of ESG	Anti-hedging and Anti-pledging Policies
Stock Ownership Requirements for Directors and Executive Officers
Enterprise Risk Management	Annual Advisory Vote on Executive Compensation
Board Composition and Processes

5 of 7 Nominees Independent	Separate Chair and CEO	Majority Voting for Director Elections with Resignation Policy
Protections Against Overboarding	Regular Independent Director Executive Sessions	Director Orientation and Continuing Education
	Annual Review of Director and Committee Qualifications	Annual Board Self-Evaluation

ANTERIX INC.	2025 PROXY STATEMENT 3

Director Nominees

Director Name	Age	Director Since	Title

Jeffrey A. Altman INDEPENDENT	58	2023	Founding Partner and Chief Portfolio Manager, Owl Creek Asset Management
Leslie B. Daniels INDEPENDENT	78	2020	Senior Advisor, AE Industrial Partners, LP
Mark A. Fleischhauer INDEPENDENT	50	2024	Partner (Retired), Owl Creek Asset Management
William E. Heard INDEPENDENT	42	2024	CEO and Chief Investment Officer, Heard Capital LLC
Thomas R. Kuhn	79	2024	Executive Chair, Anterix
Scott A. Lang	62	2024	President and CEO, Anterix
Mahvash Yazdi INDEPENDENT	73	2021	President, Feasible Management Consulting

4 2025 PROXY STATEMENT	ANTERIX INC.

Executive Compensation Highlights
Our Compensation Committee regularly reviews best practices in governance and executive compensation. The following is a summary of the executive compensation practices utilized by the Compensation Committee to tie compensation to company performance and serve our stockholders’ long-term interests:

What We Do		What We Don't Do

✓	Annual Bonus Tied to Performance	✗	Liberal Recycling of Equity Awards
✓	Double-trigger Vesting of Equity Awards with CIC	✗	Tax Gross Ups
✓	Peer Group Used to Inform Pay Practices	✗	Evergreen Provision in Stock Plan
✓	Independent Compensation Committee	✗	Multi-Year Guaranteed Bonuses
✓	Prohibit Hedging or Pledging Stock	✗	Guaranteed Term Employment Agreements
✓	Engage Key Stockholders to Design Compensation Program to Drive Stockholder Value	✗	Option Repricing without Stockholder Approval
✓	Annual Compensation Risk Assessment	✗	Broad Perquisites Offered to Executives
✓	Stock Ownership Guidelines for Directors and Executives
✓	Grant Equity Awards to Incentivize Long-term Growth
✓	Robust Executive Clawback Policy
✓	Long-Term Equity Incentive Awards to Promote Retention and Superior Performance

ANTERIX INC.	2025 PROXY STATEMENT 5

General Information

Date and Time August 5, 2025 | 9:30 AM EDT	Virtual Meeting www.virtualshareholdermeeting.com/atex2025	Record Date June 12, 2025
Voting Instructions
If you are a stockholder of record, you can vote in the following ways:

By Internet: follow the internet voting instructions included on the proxy card at any time until 11:59 p.m., Eastern Daylight Time, on August 4, 2025.
By Telephone: follow the telephone voting instructions included on the proxy card at any time until 11:59 p.m., Eastern Daylight Time, on August 4, 2025.

By Mail: mark, date, and sign your proxy card per its instructions and return it by mail in the pre-addressed reply envelope provided with the proxy materials. We must receive the proxy card before the Annual Meeting.

At the Annual Meeting: attend the Annual Meeting at www.virtualshareholdermeeting.com/atex2025 using the 16-digit control number on your proxy card or the instructions accompanying your proxy materials to enter the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you later are unable to participate in the Annual Meeting.
If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee, or other nominee. Shares held in street name may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares, giving you the right to vote the shares.
On or about June 30, 2025, we began sending this Proxy Statement, the attached Notice of Annual Meeting of Stockholders (the "Notice"), and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we are also sending, along with this Proxy Statement, our Annual Report, which includes our financial statements for Fiscal 2025.
Proxies
All shares represented by a proxy will be voted at the Annual Meeting. When a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of approving, on an advisory, non-binding basis, the compensation of our named executive officers, and in favor of ratifying Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026. If any other business may properly come

6 2025 PROXY STATEMENT	ANTERIX INC.

before the Annual Meeting, the proxies are authorized to vote at their discretion, provided that they will not vote in the election of directors for any nominee(s) from whom authority to vote has been withheld.
If a broker, bank, trustee, or other nominee exercising fiduciary powers holds your shares (typically referred to as being held in “street name”), you should receive a separate voting instruction form with this Proxy Statement. Please note that if your shares are held of record by a broker, bank, trustee, or other nominee, and you wish to vote at the meeting, you will not be permitted to vote online at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder.
Proxy Revocation Procedure
If you are a stockholder of record, you may revoke your proxy:
(1)by written notice of revocation mailed to and received by the Chief Legal Officer and Corporate Secretary of the Company before the date of the Annual Meeting;
(2)by voting again via the internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Daylight Time on August 4, 2025;
(3)by executing and delivering to the Corporate Secretary a proxy card dated as of a later date than a previously executed and delivered proxy card (provided, however, that such action must be taken before 11:59 p.m. Eastern Daylight Time on August 4, 2025); or
(4)by attending the Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not in and of itself revoke a proxy.
If your shares are held by a broker, bank, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or other nominee; or, if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving you the right to vote your shares, by attending and voting during the Annual Meeting.
Voting Results
We will announce preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 5, 2025:
This Proxy Statement for the Annual Meeting, the Notice, our Annual Report, and the proxy card or voting instruction form are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number available as it appears on your proxy card. On the www.proxyvote.com website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery. Additionally, you can find a copy of our Annual Report, which includes our financial statements for the fiscal year ended March 31, 2025, on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or in the “Financials” section of the “Investors” section of our website at investors.anterix.com. You may also obtain a printed copy of our Annual Report, including our financial statements, free of charge, from us by sending a written request to: Anterix Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attention: Chief Legal Officer and Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

ANTERIX INC.	2025 PROXY STATEMENT 7

PROPOSAL 1

Election of Directors
Vote Required and Board Recommendation

At the Annual Meeting, our stockholders will vote on the election of seven directors to serve until our 2026 Annual Meeting and until their respective successors are elected and qualified.
In an uncontested election, the director nominees are elected by a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present. This means that the number of shares voted “FOR” a nominee for election as a director must exceed the number of votes cast “AGAINST” that director nominee. If you hold your shares in street name and do not instruct the broker, bank, trustee, or other nominee on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for determining the presence of a quorum but will not be voted for or against the election of any director nominee, and so will not have any effect on the outcome of this proposal.
We have also implemented a majority voting policy for director resignations, which applies if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. If a director nominee fails to receive the required vote for reelection, our Nominating and Corporate Governance Committee (other than such director) will act on an expedited basis to determine whether to accept the director’s irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The Nominating and Corporate Governance Committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director’s resignation. This policy does not apply in circumstances involving contested director elections.
All of our nominees have indicated their willingness to serve if elected. If any nominee should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Board may designate unless a contrary instruction is indicated in the proxy.
Unless otherwise instructed, the persons named in the proxy card intend to vote shares represented by properly executed proxy cards for the election of each of our director nominees.

Nominees for Election to the Board of Directors

›Jeffrey A. Altman ›Leslie B. Daniels ›Mark A. Fleischhauer ›William E. Heard ›Thomas R. Kuhn ›Scott A. Lang ›Mahvash Yazdi
5 of 7 Director Nominees are Independent
✓	THE BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE

8 2025 PROXY STATEMENT	ANTERIX INC.

Director Nominees
Our Board, based on the recommendation of our Nominating and Corporate Governance Committee, has nominated seven existing directors for reelection—five independent directors, Scott Lang, our current President and Chief Executive Officer (“CEO”), and Thomas Kuhn, the Executive Chair of our Board ("Executive Chair").
Our director nominees are proven leaders with a wide range of skills, professional experience, and diverse backgrounds. Our Board comprises directors with deep institutional knowledge of the company and the markets in which we operate, alongside newer directors who bring a variety of experiences, perspectives, qualifications, and leadership to address the Company's challenges. In recent years, our Board has actively sought new directors to achieve the right balance of experience, continuity, and fresh perspectives, including gender, racial, and ethnic diversity.
In addition to the information set forth below regarding our director nominees and the skills that led our Board to conclude that these individuals should serve as directors, we believe that all of our director nominees have a reputation for integrity, honesty, and adherence to the highest ethical standards. We believe they each have demonstrated business acumen, an ability to exercise sound judgment, and a commitment to service to our Company and their Board duties.

Jeffrey A. Altman Independent Director
Mr. Altman has served on our Board since February 2023. He is the founder and Chief Portfolio Manager of Owl Creek Asset Management, L.P., whose funds have been our largest stockholder and investor since 2014. Since launching Owl Creek’s flagship fund in 2002, Mr. Altman has expanded the firm’s offerings to include several specialized funds and continues to lead all aspects of research, trading, and investment strategy. He also serves on Owl Creek’s Risk Management Committee.
Prior to founding Owl Creek, Mr. Altman spent 13 years at Franklin Mutual and Heine Securities Corporation, holding roles including senior analyst, head trader for the bankruptcy and distressed group, and senior portfolio manager. He earned a B.S. in Management from the A.B. Freeman School of Business at Tulane University in 1988.
We believe Mr. Altman is well-qualified to serve on our Board due to his extensive investment experience and proven ability to drive stockholder value.

ANTERIX INC.	2025 PROXY STATEMENT 9

Leslie B. Daniels Independent Director
Mr. Daniels has served on our Board since September 2020 and currently Chairs both the Corporate Development Committee and the Nominating and Corporate Governance Committee. He is a Senior Advisor at AE Industrial Partners, L.P., a private equity firm focused on aerospace, power generation, and industrial markets, where he previously served as an Operating Partner from 2014 to 2024.
Mr. Daniels serves on the boards of GAMCO Investors, Inc. (NYSE: GBL), Moeller Aerospace, and Redwire Corporation (NYSE: RDW). He is a former presidential appointee to the Advisory Committee on Trade Policy and Negotiation and previously chaired Florida’s State Board of Administration Investment Advisory Council. He was a founding partner of CAI Managers & Co., L.P., a private equity firm, from 1989 to 2014, and earlier served as President of Burdge, Daniels & Co., and Senior Vice President at Blyth, Eastman, Dillon & Co., overseeing corporate fixed-income sales and trading. Mr. Daniels has also served on numerous public and private company boards, including AeroSat, IVAX Corporation, Mylan Laboratories, and Zenith Laboratories, where he was Chairman. Mr. Daniels holds a degree from Fordham University.
We believe Mr. Daniels' deep financial, M&A, and board experience make him well-qualified to serve on our Board.

Mark A. Fleischhauer Independent Director
Mr. Fleischhauer has served on our Board since August 2024 and is Chair of the Audit Committee. He was a Partner at Owl Creek Asset Management from 2007 to 2024, most recently serving as Assistant Portfolio Manager with a focus on public equities in the telecommunications sector.
Prior to Owl Creek, he was a Portfolio Manager at Jayhawk Capital Management and an Analyst at HFR Asset Management. Earlier in his career, Mr. Fleischhauer worked as an Investment Banking Analyst in Bear Stearns’ Technology Group, later transitioning into investment management roles at George Weiss Associates and Hamilton Partners. He holds an MBA from the Kellogg School of Management at Northwestern University and a B.S. in Economics from the Wharton School at the University of Pennsylvania.
We believe Mr. Fleischhauer is well-qualified to serve on our Board given his deep investment experience, strong track record of stockholder value creation, and industry expertise in telecommunications and technology.

10 2025 PROXY STATEMENT	ANTERIX INC.

William E. Heard Independent Director
Mr. Heard has served on our Board since August 2024. He is the Founder, Chief Executive Officer, and Chief Investment Officer of Heard Capital LLC, an asset management firm he launched in 2011. Heard Capital invests primarily in public equities across the telecommunications, media, technology, finance, and industrial sectors. As the firm’s investment strategist, Mr. Heard brings deep expertise in evaluating publicly traded companies in complex, highly regulated industries.
Prior to founding Heard Capital, he was a special situations analyst at Stark Investments, covering equity, credit, and options across a range of sectors including telecom, media, tech, finance, and energy. Mr. Heard is actively involved in civic and professional organizations, serving on the President’s Circle and Young Professional Network of the Chicago Council on Global Affairs, the Dean’s Circle at the University of Chicago Law School, and the Economics Club of Chicago. He holds a B.S. in Finance and Real Estate from Marquette University’s College of Business Administration.
We believe Mr. Heard is well-qualified to serve on our Board due to his leadership experience, industry insight, and track record of driving shareholder value.

Thomas R. Kuhn Executive Chair
Mr. Kuhn has served as Executive Chair since January 2025 and he is also Chair of the Utility Engagement Committee. He joined the Board as Vice Chairman in January 2024 following over 30 years as President and CEO of the Edison Electric Institute ("EEI"), which represents all U.S. investor-owned electric companies. Prior to his CEO role, he served as EEI’s COO (1988–1990) and Executive Vice President (1985–1988).
Before EEI, Mr. Kuhn was President of the American Nuclear Energy Council, where he began in 1975 as VP of Government Affairs and became President in 1983. Earlier in his career, he led the energy section at Alex. Brown & Sons and served as White House Liaison to the Secretary of the Navy. Mr. Kuhn has held advisory roles with the U.S. Department of Energy and the U.S. Chamber of Commerce and currently serves on the board of the U.S. Navy Memorial Foundation. He is Chairman Emeritus of the Committee of 100 (U.S. Chamber of Commerce), the American Society of Association Executives, and the National Multiple Sclerosis Society. He earned a B.S. in Economics from Yale University, served as a Naval Officer, and holds an MBA from George Washington University. He also completed the Stanford Graduate School of Business Senior Executive Program.
We believe Mr. Kuhn’s extensive leadership experience, deep industry knowledge, and broad utility relationships make him exceptionally well-qualified to serve on our Board.

ANTERIX INC.	2025 PROXY STATEMENT 11

Scott A. Lang President & Chief Executive Officer
Mr. Lang has served on our Board since August 2024 and was appointed President and CEO in October 2024. He previously served as CEO and Chairman of Project Canary, a leading emissions intelligence platform for the energy industry, from March 2024 until July 2024.
From November 2019 to July 2023, Mr. Lang was Chairman and CEO of Turvo, a logistics software company. Prior to that, he was Executive Chairman and Chairman of Silver Spring Networks, where he previously served as Founding Chairman, CEO, and President from 2004 to 2015. At Silver Spring, he raised over $200 million in capital and led the development of the first secure, native IP network for smart electric meters. Earlier in his career, Mr. Lang held senior roles at Electronic Data Systems and Perot Systems. He holds a B.S. in Business Administration with a minor in Computer Science from the University of Mississippi and an Executive MBA from Northwestern University’s Kellogg School of Business.
We believe Mr. Lang is well-qualified to serve on our Board given his CEO experience, public company board leadership, deep utility sector expertise, and proven track record of driving innovation and growth.

Mahvash Yazdi Independent Director
Ms. Yazdi has served on our Board since February 2021 and is currently the Chair of the Compensation Committee. She is President of Feasible Management Consulting, which she founded in 2012 to provide strategic advisory services in energy, innovation, technology, and telecommunications.
From 1997 to 2012, Ms. Yazdi served as Senior Vice President of Business Integration and Chief Information Officer at Edison International and Southern California Edison, where she led major digital transformation efforts, including smart grid and smart meter programs. She was also the founding co-chair of the Edison Electric Institute’s CIO Advisory Council, leading initiatives in cybersecurity, telecom, and privacy. Earlier in her career, she spent 17 years at Hughes Electronics, where she served as Vice President and CIO and was active in business transformation and M&A. Ms. Yazdi currently serves on the board of NorthWestern Energy and advises several organizations, including Infosys, Prologis, and Energy Capital Ventures. She is a recognized expert in corporate IT and a seasoned board member, having served on or chaired audit, compensation, governance, and operations committees. She is a NACD Certified Director and Leadership Fellow, and a recipient of the Ellis Island Medal of Honor for her philanthropic work. Ms. Yazdi holds an MBA from the University of Southern California, a B.S. in Industrial Management (with honors) from California State Polytechnic University, Pomona, and has completed the Management of Information Technology program at Harvard Business School.
We believe Ms. Yazdi is well-qualified to serve on our Board due to her deep expertise in technology and the utility sector, combined with her strong governance and leadership experience.

12 2025 PROXY STATEMENT	ANTERIX INC.

Director Nominee Skills
The table below represents some of the key skills of our director nominees that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This table highlights the depth and breadth of skill of our director nominees.

Experience, Expertise, or Attribute	Altman	Daniels	Fleischhauer	Heard	Kuhn	Lang	Yazdi

CEO/President	✗	✗		✗	✗	✗
Telecom			✗	✗		✗
Regulatory		✗			✗
Financial Acumen	✗	✗	✗	✗	✗	✗	✗
Early Stage/ Hyper-Growth	✗					✗
Utilities				✗	✗	✗	✗
Prior Public Board	✗	✗		✗		✗	✗
Technology					✗	✗	✗
Governance		✗			✗		✗
M&A	✗	✗				✗
Risk		✗	✗		✗		✗
Stockholder Nominees: Our Nominating and Corporate Governance Committee will review a reasonable number of director candidates recommended by a single stockholder who (i) has held over 2% of our common stock for over one year and (ii) who satisfies the notice, information, and consent provisions outlined in our Amended and Restated Bylaws. Our Board uses the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. There has been no change to the procedures by which stockholders may recommend nominees to our Board. For information concerning stockholder proposals, see “Stockholder Proposals for 2026 Annual Meeting” below in this Proxy Statement.
Director Compensation
Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The varied responsibilities, the substantial time commitment, and the potential risks of serving as a director for a public company require that we provide adequate compensation for the continued performance of our non-employee directors by offering them compensation that is commensurate with the workload and the demands we place on them. Our non-employee directors are compensated based on their Board and Board Committee responsibilities. Our executive officers on the Board do not receive additional compensation for their service as directors.

ANTERIX INC.	2025 PROXY STATEMENT 13

The Compensation Committee oversees director compensation and provides recommendations to our Board regarding the appropriate structure and amount of compensation for our non-employee directors. The Board is responsible for approving our non-employee director compensation program and the compensation paid to our non-employee directors. The Compensation Committee engages a compensation consultant to regularly review Director Compensation and provide benchmarking, survey and other comparative market data, including such Director compensation data from the same peer group as is used in evaluating the compensation of our executive officers, to help determine if the Directors’ compensation levels are appropriate.
Non-Employee Director Compensation
For Fiscal 2025, our non-employee director compensation program consisted of:
›Annual cash retainers for Board service;
›Annual cash premium for service as the Chair of a Board Committee;
›Annual cash or equity grant for service as Lead Independent Director;
›Equity premium for service as Vice Chair of the Board; and
›Equity-based awards in the form of restricted stock granted annually to continuing non-employee directors.
Our non-employee directors do not receive any meeting fees.
Annual Cash Retainers: Under our non-employee director compensation program, our non-employee directors received the annual cash retainers shown in the table below. These annual retainers are payable in four equal quarterly installments.
Equity-Based Awards: Under our non-employee director compensation program, each non-employee director also received an annual equity-based award (in the form of restricted stock) valued at $170,000 at the time of grant. Each such annual award vests on the earlier of (i) immediately before the commencement of the next regularly scheduled Annual Meeting of stockholders or (ii) 12 months from the grant date. Additionally, Mr. Kuhn was granted an equity award comprised of options to purchase common stock of the Company valued at $115,000 in connection with his appointment as Executive Chair and Chair of the Utility Engagement Committee.
The following table summarizes Fiscal 2025 non-employee director compensation:

All Directors	($)

Annual Board Cash Retainer	65,000
Board Meeting Fee	—
Annual Equity Award	170,000
Committee Member Meeting Fees (All Committees)	—
Estimated Total Board Member Annual Compensation	235,000
Committee Chairperson Retainer
Audit	20,000
Compensation	15,000
Nominating/Governance	10,000
Corporate Development	8,500
Utility Engagement Committee	—
Board Leadership Compensation
Vice Chair Retainer (premium)	50,000 (1)
Lead Independent Director Retainer (premium)	50,000 (2)
(1)Vice Chair Retainer premium is in equity.

14 2025 PROXY STATEMENT	ANTERIX INC.

(2) From April 2024 until August 2024, the Lead Independent Director Retainer premium was paid in equity. From August 2024 on it is paid in cash. Ms. Yazdi received a pro-rated premium for her service starting on January 23, 2025.
Newly Appointed Directors: For any non-employee director appointed to the Board off-cycle (i.e., joining prior to election as a director nominee at an annual meeting), and thereby, beginning their term mid-year, the first annual cash retainer is awarded pro-rata based on the fiscal quarter in which the director is appointed to the Board and each Board committee. Similarly, each non-employee director elected to the board off-cycle will receive their first annual restricted stock grant on a pro-rata basis, based on the fiscal quarter in which the director is appointed to the Board, with the fair value determined by the stock price on the grant date.
Board Leadership Update: In January 2025, Thomas Kuhn was appointed as the Executive Chair. Upon the recommendation of the Nominating and Corporate Governance Committee, in addition to the prescribed non-employee director compensation, including the Vice Chair premium, Mr. Kuhn was also granted an equity award comprised of options to purchase common stock of the Company valued at $115,000 in consideration of his expected significant leadership and strategic contributions to the Company and the Board as the sole Chair of the Board and for his role as Chair of the Utility Engagement Committee. After Mr. Kuhn's role change, Mahvash Yazdi was appointed as Lead Independent Director. Upon the recommendation of the Compensation Committee, in addition to the prescribed non-employee director compensation, Ms. Yazdi also receives a Lead Independent Director retainer cash premium of $50,000, payable in four equal quarterly installments, pro-rated for her service beginning on January 22, 2025.
Review: Pursuant to its charter, the Compensation Committee reviews this non-employee director compensation program from time to time, based upon information it deems appropriate, including without limitation, reports from the independent compensation consultant, available survey data and feedback from the director recruiting process, to determine if any adjustments should be recommended.
Stock Ownership Guidelines: All non-employee directors are subject to stock ownership guidelines approved by the Board. Non-employee directors are required to beneficially own shares of our common stock with a value equal to three times the annual cash retainer paid to them for service as a member of our Board. Our non-employee directors have five years from the time of initial appointment to achieve their stock ownership guideline level. As of the end of Fiscal 2025, each non-employee director is in compliance with the stock ownership guidelines.
Reimbursement: Our directors are entitled to reimbursement for their reasonable travel and lodging expenses for attending Board and Board Committee meetings.
Director Compensation Table
The following table summarizes the compensation awarded to, earned by, or paid for services rendered in all capacities by our non-employee directors during Fiscal 2025.

Name(1)	Fees earned or paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Total ($)

Jeffrey A. Altman	65,000	169,968	—	234,968
Leslie B. Daniels	78,525	169,968	—	248,493
Mark A. Fleischhauer	57,391	169,968	—	227,359
Gregory A. Haller	22,609	—	—	22,609
William E. Heard (6)	5,778	73,593	—	79,371
Thomas R. Kuhn (7)	52,542	219,987	115,007	387,536
Singleton B. McAllister(8)	25,109	—	—	25,109
Gregory A. Pratt	27,609	—	—	27,609
Scott Lang (9)	12,391	—	—	12,391
Mahvash Yazdi	91,108	169,968	—	261,076
(1)On August 6, 2025, Mark A. Fleischhauer, William E. Heard, and Scott A. Lang were elected to the board and Singleton B. McAllister, Gregory A. Haller, and Gregory A. Pratt opted not to stand for re-election. The compensation included in the table represents the periods of time each board member served.

ANTERIX INC.	2025 PROXY STATEMENT 15

(2)Represents annual cash retainers for Board service and for service as chair of one of the standing Board Committees and Lead Independent Director, if applicable. Cash retainers are paid quarterly in four equal installments.
(3)These amounts represent the grant date fair market value of restricted stock awards and option awards granted by the Company during the period presented for services as a director, determined in accordance with FASB ASC Topic 718. For the assumptions used in our valuations, see “Note 12 - Stock Acquisition Rights, Stock Options and Warrants” of our notes to consolidated financial statements in our Annual Report.
(4)During the fiscal year ended March 31, 2025, the following directors received shares of our restricted stock awards: Jeffrey A. Altman: 5,002 shares; Leslie B. Daniels: 5,002 shares; Mark A. Fleischhauer: 5,002 shares; William E. Heard: 1,887 shares; Thomas R. Kuhn: 6,474 shares; and Mahvash Yazdi: 5,002 shares. All restricted stock awards held by our non-employee directors are fully vested or are scheduled to vest in full on August 5, 2025.
(5)As of March 31, 2025, Thomas R. Kuhn held: (i) 56,803 option awards granted on January 22, 2025, as a one-time grant in consideration of his appointment as the Executive Chair, which vest in full on January 22, 2028; (ii) 7,108 option awards granted on December 26, 2024 as a one-time grant in consideration of his expected significant leadership and strategic contributions to the Company and the Board as the sole Chair and for his role on the Utility Engagement Committee, which vest in full on December 26, 2027; and (iii) 58,998 option awards granted on January 2, 2024 as a one‐time onboarding grant in consideration of Mr. Kuhn’s expected significant leadership and strategic contributions to the Company and the Board as the Board's Vice Chair of which 1/3 vested and became exercisable on January 2, 2025, with the remaining option shares vesting in two equal annual installments thereafter. As of March 31, 2025, no other directors held stock options.
(6)William Heard was appointed to the Board effective August 6, 2024, and initially waived his right to the annual cash retainer and annual equity award otherwise payable to non-employee directors. On February 28, 2025, Mr. Heard elected to begin receiving his annual non-employee director cash retainer (paid quarterly) and annual equity award, beginning with the prorated amount for the remainder of his current term.
(7)Mr. Kuhn became an executive officer of the Company on January 22, 2025 when he was appointed as Executive Chair of the Board. The compensation Mr. Kuhn receives for serving as Executive Chair is not reported in this table.
(8)Ms. McAllister was Lead Independent Director until August 2024.
(9)Mr. Lang became President and CEO of the Company on October 8, 2024. The compensation included in the table represents the period during which he served as a non-employee board member.

16 2025 PROXY STATEMENT	ANTERIX INC.

Corporate Governance Matters
Corporate Governance Guidelines and Code of Business Conduct
Good corporate governance is fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our key governing documents — Corporate Governance Guidelines, Code of Business Conduct, Amended and Restated Bylaws, and the charters for each of our Board committees — form our corporate governance framework. These documents cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to our Board, succession planning, and the annual evaluations of our Board and its committees. Copies of these key governing documents are available on our investor website at investors.anterix.com. Any stockholder may obtain a printed copy upon request to our Chief Legal Officer and Corporate Secretary.
The highlights of our corporate governance program are included below:

Annual Election of Directors	Executive Succession Planning	Board Oversight of Human Capital Management, Corporate Culture, Ethics
Board Oversight of ESG	Anti-hedging and Anti-pledging Policies
Stock Ownership Requirements for Directors and Executive Officers
Enterprise Risk Management	Annual Advisory Vote on Executive Compensation
Policies and Practices Highlights
Code of Business Conduct
Our Board has adopted a Code of Business Conduct (the "Code") that applies to our directors, officers, employees and affiliates. Our Audit Committee reviews and oversees the Code. We train our employees and Directors on the Code annually and provide additional compliance training on key topics and other policies on a rotational basis, including insider trading, anti-harassment, and discrimination. All employees and Directors are required annually to reaffirm their compliance with the Code. Employees are required to speak up about misconduct and report suspected or known Code violations. The Code prohibits retaliation against anyone who raises an issue or concern in good faith. Any waiver of the Code for our directors or executive officers may be made only by our Board or the Audit Committee. We intend to disclose on our website any material amendment to, or waiver of, any provision of the Code that would be required to be disclosed to stockholders under the rules of the SEC or NASDAQ.
Whistleblower Hotline
Our employees are encouraged to report complaints regarding accounting, internal controls, auditing matters, violations of law, violations of our Code or other concerns regarding the conduct of our employees, representatives or business partners through our secure whistleblower hotline, and we enable any reported concerns to be submitted anonymously. The whistleblower hotline is made available to employees via an external, independent website operated by an independent service provider. Any matter reported through the whistleblower hotline and determined not to be frivolous or immaterial is reviewed first by our Chief Legal Officer and, in certain cases, by our Chair of the

ANTERIX INC.	2025 PROXY STATEMENT 17

Audit Committee, and investigated and discussed with our Audit Committee and, if warranted, the full Board. When appropriate, independent third parties assist in an investigation.
Clawback Policy
In November 2023, we amended our clawback policy (the "Executive Compensation Recoupment Policy") to comply with Nasdaq Listing Standard 5608 requirements implementing Rule 10D-1 under the Securities Exchange Act of 1943, as amended (the "Exchange Act"). In the event we are required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, we will seek to recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including our named executive officers, during the prior three fiscal years, that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement. We file our Executive Compensation Recoupment Policy as an exhibit to our Annual Report each year.
Prohibition on Hedging and Pledging
We maintain an Insider Trading Policy that, among other things, prohibits all employees and agents, including our officers and directors and designated consultants, and independent contractors, or their designees, from engaging in “hedging” transactions with respect to our securities. This includes publicly traded options, short sales, puts and calls, and any other types of hedging transactions. In addition, we also restrict pledging our securities as collateral for a loan or holding our securities in margin accounts, subject, however, to certain limited exceptions, including transactions pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act.
Board Committees
The Board has five committees: Audit, Compensation, Nominating and Corporate Governance, Corporate Development, and Utility Engagement. Each Board committee functions under a written charter adopted by the Board, copies of which are available on our investor website at investors.anterix.com.

Director Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Corporate Development Committee	Utility Engagement Committee

Thomas R. Kuhn
Scott Lang
Mahvash Yazdi INDEPENDENT
Mark A. Fleischhauer ★ INDEPENDENT
Jeffrey A. Altman INDEPENDENT
Leslie B. Daniels INDEPENDENT
William E. Heard INDEPENDENT

Board Chairperson	Chairperson	Lead Independent Director	Committee Member	★ Financial Expert

18 2025 PROXY STATEMENT	ANTERIX INC.

The Audit Committee is comprised of three of our independent directors: Mark Fleischhauer, William Heard, and Mahvash Yazdi, each of whom can read and understand fundamental financial statements, including our balance sheet, statements of operations, stockholders’ equity and cash flows as required by the rules of the NASDAQ. Gregory Pratt served as the Chair of the Audit Committee in Fiscal 2025 until his Board term ended on August 6, 2024. Gregory Haller and Singleton McAllister also served as members of the Audit Committee in Fiscal 2025 until their terms ended on August 6, 2024. The Audit Committee's functions include, among other functions:
›Retaining of our independent registered public accounting firm;
›Overseeing of our annual audit;
›Reviewing the adequacy of our accounting and financial controls;
›Reviewing the independence of our independent registered public accounting firm;
›Overseeing of enterprise risk management ("ERM"), including cybersecurity matters; and
›Overseeing of all company compliance and Code of Business Conduct/Ethics matters.
Our Board has determined that each Audit Committee member is an “independent director” under the NASDAQ listing standards and the applicable rules and regulations of the SEC. Our Board has also determined that Mr. Fleischhauer is an “audit committee financial expert” within the applicable requirements of the SEC.

Audit Committee Members: Mark Fleischhauer (Chair) William Heard Mahvash Yazdi Number of Meetings Held in Fiscal 2025: 7

The Compensation Committee is comprised of four of our independent directors: Mahvash Yazdi (Chair), Jeffrey Altman, Leslie Daniels, and William Heard. Gregory Haller and Gregory Pratt served as members of the Compensation Committee in Fiscal 2025 until their Board terms ended on August 6, 2024. The functions of the Compensation Committee include:
›Recommending to the Board of CEO and Executive Chair compensation, and approval of other executive officer compensation;
›Reviewing of executive development, performance and succession planning;
›Administering of the Clawback Policy;
›Determining non-employee director compensation;
›Administering of the equity plan; and
›Overseeing of workplace diversity, equity and inclusion.
Our Board has determined that each Compensation Committee member is an “independent director” under the NASDAQ listing standards and the applicable rules and regulations of the SEC. In addition, each member of the Compensation Committee qualifies as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee engaged the services of a national executive compensation consulting firm — Willis Towers Watson — as its independent compensation consultants to assist it in evaluating our overall executive and non-executive director compensation program and practices.
Compensation Committee Interlocks and Insider Participation: None of the members of our Compensation Committee were, at any time during Fiscal 2025 (or at any other time), officers or employees of the Company. None of our executive officers serves or has served during Fiscal 2025 as a member of the board of directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Compensation Committee Members: Mahvash Yazdi (Chair) Jeffrey Altman Leslie Daniels William Heard Number of Meetings Held in Fiscal 2025: 12

ANTERIX INC.	2025 PROXY STATEMENT 19

The Nominating and Corporate Governance Committee is comprised of two independent directors: Leslie Daniels (Chair) and Mahvash Yazdi. Singleton McAllister served as the Chair of the Nominating and Corporate Governance Committee in Fiscal 2025 until the end of her Board term on August 6, 2024. The functions of the Nominating and Corporate Governance Committee include:
›Identifying, recruiting, and nominating of Board nominees;
›Recommending the structure, composition, and functioning of the Board and its committees;
›Developing and recommending Corporate Governance Guidelines;
›Reviewing and recommending changes (as necessary or appropriate) to governance documents;
›Overseeing the annual evaluation of our Board’s effectiveness and performance;
›Overseeing the development of our ESG (as defined below) strategy; and
›Conducting director evaluations.
Our Board has determined that each Nominating and Corporate Governance Committee member is an “independent director” under the NASDAQ listing standards and the applicable rules and regulations of the SEC.

Nominating and Corporate Governance Committee Members: Leslie Daniels (Chair) Mahvash Yazdi Number of Meetings Held in Fiscal 2025: 5

The Utility Engagement Committee is comprised of two employee directors: Thomas Kuhn and Scott Lang; and one independent director, Mahvash Yazdi. The functions of the Utility Engagement Committee include:
›Advising management on strategies to strengthen our relationships and communications to the utility industry;
›Reviewing and providing input to management on our commercialization plans and strategies; and
›Evaluating and making recommendations to management about our sales and marketing programs and plans.

Utility Engagement Committee Members: Thomas Kuhn (Chair) Scott Lang Mahvash Yazdi Number of Meetings Held in Fiscal 2025: 1* *this committee was created in December 2024.

20 2025 PROXY STATEMENT	ANTERIX INC.

The Corporate Development Committee (formerly known as the Strategy Committee) is comprised of three independent directors: Leslie Daniels (Chair), Jeffrey Altman, and Mark Fleischhauer; and two employee directors: Thomas Kuhn and Scott Lang. Singleton McAllister served as a member of the Corporate Development Committee in Fiscal 2025 until the end of her Board term on August 6, 2024. Morgan O'Brien and Robert Schwartz served as members of the Corporate Development Committee in Fiscal 2025 until their respective resignations from our Board in late 2024. The functions of the Corporate Development Committee include:
›Providing input to management and the Board regarding our long-term strategy and M&A agendas;
›Evaluating and making recommendations to management and the Board concerning responses to external developments and factors, including changes in our industry, competition, and technology impacting our strategy; and
›Reviewing and providing input to management about potential material mergers and acquisitions, combinations, joint ventures, divestitures, and investments.

Corporate Development Committee Members: Leslie Daniels (Chair) Jeffrey Altman Mark Fleischhauer Thomas Kuhn Scott Lang Number of Meetings Held in Fiscal 2025: 2

Board Composition and Processes

5 of 7 Nominees Independent	Separate Chair and CEO	Majority Voting for Director Elections with Resignation Policy
Protections Against Overboarding	Regular Independent Director Executive Sessions	Director Orientation and Continuing Education
	Annual Review of Director and Committee Qualifications	Annual Board Self-Evaluation

Board Meetings
Board and Annual Meetings: Our Board met 11 times during Fiscal 2025, and all incumbent directors attended all of the aggregate meetings of our Board. We encourage our directors to attend our Annual Meetings absent extraordinary circumstances. All directors attended the 2024 Annual Meeting.
Board and Committee Meetings: During Fiscal 2025, the Audit Committee met seven times, the Compensation Committee met twelve times, the Nominating and Corporate Governance Committee met five times, the Corporate Development Committee met two times, and the Utility Engagement Committee met once, as it was established in December 2024.
Executive Sessions: Executive sessions of our independent directors are held regularly for scheduled meetings of our Board and at other times that our Board deems necessary. Our Board’s policy is to hold executive sessions with and without management's presence. Our Board committees also generally meet in executive session at the end of each committee meeting.

ANTERIX INC.	2025 PROXY STATEMENT 21

Board Structure
Size and Composition: Our Board currently consists of seven directors. The number of directors on our Board is determined from time to time by action of our Board. The Board has set the current number of directors at seven.
Board Refreshment: Consistent with its charter and annual practice, the Nominating and Corporate Governance Committee reviews the Board’s size and structure and considers it relative to our ongoing needs. This periodic assessment enables the Board to update the skills and experience it seeks in the Board, as a whole and in individual directors, as our needs evolve. The Board has added six new independent directors since 2021 and believes that the refreshment process should proceed in a manner that gives new directors the benefit of interacting with those with longer tenure.
The Board approved the Nominating and Corporate Governance Committee’s recommended slate of director nominees to stand for election at the Annual Meeting.
Board Membership Criteria: When evaluating nominees for the Board, our Nominating and Corporate Governance Committee considers various factors outlined in our Corporate Governance Guidelines. These factors include an individual’s business experience, independence, judgment, industry knowledge, professional reputation, leadership, integrity, and ability to represent our stockholders' best interests. The Committee believes the Board should seek experienced public company directors with core skills in early-stage/hyper-growth companies, mergers and acquisitions, technology, regulatory matters, utilities, financial acumen, risk management, and telecommunications. The Nominating and Corporate Governance Committee does not assign specific weights to these criteria but considers them as a whole in an effort to achieve diversity on our Board. For purposes of Board membership, diversity is broadly interpreted to include a variety of opinions, perspectives, personal and professional experiences, as well as characteristics such as gender, race, ethnicity, and other differentiating factors.
It is critical that we recruit and nominate independent directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit. Our Board includes directors with historical institutional knowledge and knowledge of the markets we serve, complemented by newer directors who bring diverse experience, perspectives, qualifications, and leadership to address the issues we face. Over the past few years, our Board has made a concerted effort to recruit new directors to achieve the right blend between experience, continuity, and new perspectives.
Leadership: Our Board evaluates from time to time whether our President and CEO and Executive Chair positions should remain separate based on what our Board determines is best for the Company and its stockholders. Our Board believes our leadership structure—with the roles of Executive Chair and CEO separated—enhances the accountability of our CEO to our Board and encourages balanced decision-making. In addition, our Board believes that this structure provides an environment in which the independent directors are fully informed, have significant input into the content of Board meetings, and can provide objective and thoughtful oversight of management. Our Board also separated the roles in recognition of the differences in responsibilities.
While our CEO is responsible for the day-to-day leadership and operations of the Company, the Executive Chair guides our Board and sets the agenda for Board meetings. Our Board has also confirmed that our Audit, Compensation, and Nominating and Corporate Governance Committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive officers, the selection and evaluation of directors, the development and implementation of corporate governance policies, and the oversight of our compliance with laws and regulations, each consists entirely of independent directors, as required by the NASDAQ listing standards.
Role in Risk Oversight: Our Board is responsible for evaluating and overseeing our risk management policies and procedures, with responsibility for certain areas being assigned to the relevant Board committee. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s evaluations and recommendations, as well as through regular reports directly from management responsible for oversight of particular risks within the Company. Our Board committees address the following risk areas:
(1)Our Audit Committee discusses our major financial risk exposures and the steps management has taken to monitor and control such exposures, with management. In addition, the Audit Committee oversees our Enterprise Risk Management Program, including cybersecurity risk.

22 2025 PROXY STATEMENT	ANTERIX INC.

(2)Our Compensation Committee is responsible for overseeing the management of risks related to the retention and motivation of our executives and their compensation plans and arrangements.
(3)Our Nominating and Corporate Governance Committee considers risks related to insider trading, disclosure requirements, and other governance matters relevant to the Company and its operations, including our compliance with the requirements established by the SEC and the Nasdaq Stock Market. In addition, the Nominating and Corporate Governance Committee oversees Environmental, Social, and Governance risk.
(4)Our Corporate Development Committee is responsible for considering and assessing risks associated with our long-term strategy.
(5)Our Utility Engagement Committee is responsible for considering risks related to our focus on the utility industry and our related sales and marketing programs and strategies.
Our Board encourages management to promote a corporate culture that incorporates risk management into our day-to-day business operations.
Board Independence
The Board has determined that each of our non-employee director nominees is independent under the independence standards established by NASDAQ and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as applicable. In addition to meeting the NASDAQ standards and the rules and regulations of the SEC, our Board requires that non-employee directors not have any relationship that would, or could reasonably appear to, materially interfere with their independent judgment.
There are no family relationships between any of our officers and directors.
Director Orientation and Board Development
We recognize the importance of having directors with the knowledge necessary to be collaborative and trusted resources to management. To that end, we have an extensive and well-defined board orientation for all new directors that includes a review of relevant governance matters as well as an immersion into our business practices. Additionally, we have established many opportunities for our directors to develop and improve their technical knowledge and corporate governance skill set throughout the year.
›Board Immersion Series: We provide a multi-day Board Immersion Series for all directors to attend within their first six months on the Board to ensure that directors are sufficiently informed about the business operations, strategy, and risks.
›Educational Series: We continue to conduct regular educational programs to provide our Board with in-depth knowledge of our technical and business environment.
›Board Education Stipend: We provide each director with an annual allowance of up to $5,000 for board/governance training related to their roles on our Board.
›NACD Membership: We are members of the National Association of Corporate Directors (the "NACD").
As an NACD member company, our directors have access to tools, resources, and instructional curricula to continue to mature in corporate governance, including educational events, networking opportunities, resources, and custom board services developed for directors by directors.
Stockholder Communications
Stockholder engagement and feedback are key factors in, and a significant part of, our ongoing review of a range of issues, including company performance and strategy, corporate governance, and executive compensation. Through these interactions, we are able to better understand stockholder priorities and perspectives, as well as constructive feedback. During Fiscal 2025, our Investor Relations department and members of our management team conducted outreach and participated in investor conferences and roadshows to deepen our understanding of stockholder perspectives.

ANTERIX INC.	2025 PROXY STATEMENT 23

Stockholders may contact the Board, its committees, or individual directors, as applicable, and will receive an appropriate response on a timely basis. Stockholders wishing to formally communicate with our Board, any Board committee, the independent directors as a group or any individual director may send communications directly to us at Anterix Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attention: Chief Legal Officer and Corporate Secretary. Other than unsolicited advertising or promotional materials, all clearly marked written communications are logged, copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.
Environmental, Social, and Governance Oversight

We are guided by our core values – Integrity, Courage, Camaraderie, Transformation, and Excellence – that express how we aspire to be when we are at our best. With these values as the backbone of our corporate culture, we work tirelessly to act as responsible stewards of the environment and good corporate citizens. In addition, we are committed to governing and operating our business with the highest levels of integrity and ethics.
The Board delegated primary responsibility for oversight of our Environmental, Social and Governance ("ESG") strategy and integration of ESG into our core business to the Nominating and Corporate Governance Committee. The Board has historically received regular reports from management on our ESG efforts and related topics.

We are committed to driving environmental sustainability, building an inclusive organization, and maintaining high standards of corporate governance, and we are pleased to have been recognized as a 2023 ESG Gamechanger by CohnReznick LLP. We deepen our commitment to critical ESG concerns through the issuance of our ESG Report. Our most recent ESG Report was prepared with reference to the Global Reporting Initiative Universal Standards, which continue to guide the evolution of our reporting on ESG performance. We will also include disclosures in accordance with the Sustainability Accounting Standard Board section on Professional & Commercial Services and the Task Force on Climate-Related Financial Disclosures.
Human Capital Management
The success of our business depends on our ability to attract, grow, and retain talented individuals who reflect and understand the perspectives of our customers and stakeholders. We combine our deep industry expertise and operational know-how to deliver solutions that redefine what is possible for the utility industry and the communities that it serves.
We are guided by our core values – Integrity, Courage, Camaraderie, Transformation, and Excellence. These values are the backbone of our corporate culture for which we work tirelessly to act as responsible stewards – to our employees, communities and other stakeholders who rely on us.
We use semi-annual engagement surveys to assess organizational health, to understand how employees feel about the organization and guide our improvements for greater engagement and success. Participation is voluntary and all responses are strictly confidential.
In response to our engagement survey feedback, we launched Anterix GROW ("Anterix GROW") in 2023. The focus of Anterix GROW is to instill continuous learning into everyday life, personally and professionally. Anterix GROW fosters a culture of inclusion and collaboration by providing actionable opportunities and resources. Examples include Mental Health Awareness Week, Employee Service Days, and a Multicultural Marketplace. We realize that preparing for the future requires a workforce with a depth and breadth of skills. Anterix provides LinkedIn Learning subscriptions to all of our employees. Our approach to managing performance includes frequent check-ins between managers and employees on goals, career development, feedback and wellbeing. Performance and feedback discussions are initiated via the Lattice platform.

24 2025 PROXY STATEMENT	ANTERIX INC.

Attracting Top Talent	Compensation & Benefits	Succession Planning

Positions us for long-term success	Provides merit-based, equitable compensation to attract, retain, and recognize top talent	Ensures that top management positions can be filled without undue interruption
As of March 31, 2025, we had 84 employees, 83 of which were full-time employees, including 33% female employees and 29% racially and ethnically diverse employees.

Diversity and inclusion make our organization stronger through a variety of skills, perspectives, and backgrounds.

Employee Satisfaction & Engagement	Training & Development

Helps retain top talent and continuously enhance our performance	Helps enhance career and professional development and identify emerging leaders
Benefits and Perquisites
To hire and retain the best talent, we prioritize connection. We take care of our employees by providing health benefits and services and sponsoring other initiatives designed to promote mental and physical well-being, including:
›Health Insurance
Our competitive benefits provide choices to meet the diverse needs of our employees. We offer a choice of medical coverage plans for prescription drug, dental, vision, life and disability coverage, and various other optional benefits. We also cover most of the cost of medical coverage, including 100% of the cost of in-network preventive care, annual physicals, and wellness exams. We also provide easy access to telehealth to ensure employees have safe and convenient access to healthcare.
›Parental Leave
We provide generous paid parental leave to all parents welcoming new children, including adoptive parents and gestational and surrogate carriers. We also offer a competitive adoption assistance program to reimburse employees for costs related to adopting a child.
›Mental Health
The mental health of our employees is of the utmost importance. In addition to being transparent about the importance of mental health and sharing personal stories when possible to help destigmatize mental health issues, we provide our employees with support to address mental health issues. We provide an employee assistance program, available 24 hours a day, 365 days a year for free, professional mental health resources, substance abuse support, and assistance for financial challenges and stress management.

ANTERIX INC.	2025 PROXY STATEMENT 25

›Financial Literacy
The financial literacy of our employees is also a priority for us. We offer training and frequent communications that provide access to various resources, from basic to advanced financial concepts and topics, to meet the wide range of our employees' financial needs.
›Health, Safety and Wellness
We are always mindful of the safety of our employees. We have continued offering additional benefits, first introduced during the COVID-19 pandemic, to support our employees, including remote work allowance, “unplugged days” (extra time off in addition to vacation), and hybrid work schedules.
We believe in openness and transparency about the importance of wellness and are constantly evaluating how best to support employees. In Fiscal 2023, our Human Resources team took part in a Mental Health Certification, which led to our annual Mental Health Awareness Week with personal/professional education, well-being exercises, and team-building events.
›Retirement Match
To assist with relieving additional pressure that may be associated with financial planning for the future, we match for all employees participating in the 401(k) Plan up to 3% of annual cash compensation, subject to certain limitations set forth under our 401(k) Plan and applicable law.
Cybersecurity
Management regularly assesses the potential impact of cybersecurity threats and evaluates how such risks could materially affect our business strategy, operational results, and financial condition. In Fiscal 2024, we engaged an external third-party cybersecurity assessor to perform a cybersecurity assessment of the maturity and effectiveness of our information technology. As a result, we have implemented additional security measures, including requiring new employees to take data privacy and cybersecurity training during onboarding and requiring some employees to complete periodic cybersecurity refresher courses that cover a broad range of security topics, such as phishing, social engineering, mobile security hygiene, and password protection. The next third-party cybersecurity assessment is scheduled for Fiscal Year 2026.
Each year, we purchase a cybersecurity risk insurance policy to help defray the costs associated with any covered cybersecurity incident. Although we did not experience a material cybersecurity incident during Fiscal 2025, the scope and impact of any future incident cannot be predicted.

26 2025 PROXY STATEMENT	ANTERIX INC.

Executive Officers
The following persons are our executive officers as of June 12, 2025.

Name	Age	Position with Anterix

Thomas R. Kuhn* (1)	79	Executive Chair
Scott A. Lang** (1)	62	President and CEO
Gena L. Ashe	63	Chief Legal Officer and Corporate Secretary
Ryan L. Gerbrandt	47	Chief Operating Officer
Timothy A. Gray	55	Chief Financial Officer
Christopher Guttman-McCabe	57	Chief Regulatory and Communications Officer
* Mr. Kuhn replaced Morgan E. O’Brien as the Company’s Executive Chair in January 2025.
** Mr. Lang replaced Robert H. Schwartz as the Company’s President and CEO in October 2024.
(1)See the section entitled "Directors Biographies" above for a description of Messrs. Kuhn and Lang's business experience and educational background.

Ms. Ashe joined the Company in July 2019 and is the Chief Legal Officer and Corporate Secretary, a position to which she was promoted in May 2021 from General Counsel and Corporate Secretary. Prior to joining Anterix, Ms. Ashe held senior legal roles with former KKR portfolio company, The Brickman Group, LLC. (now BrightView Landscapes LLC NYSE: BV), as EVP, Chief Legal Officer and Corporate Secretary, as well as with AT&T, Lucent Technologies, Public Broadcasting Service (PBS), Darden Restaurants, Inc., and most recently, Adtalem Global Education (NYSE: ATGE), where she also served as EVP, Chief Legal Officer and Corporate Secretary. Earlier in her career, Ms. Ashe was an electrical engineer with IBM Corporation before joining IBM’s legal team. Ms. Ashe has also served on the boards of several public and private companies since 2016. Ms. Ashe is currently a member of the Board of Directors of Skyward Specialty Insurance Group Inc. (NASDAQ: SKWD), where she chairs the nominating and corporate governance committee and serves on the compensation and risk committees. She holds a Juris Doctorate from Georgetown University, a Master of Science in electrical engineering from Georgia Institute of Technology, and a Bachelor of Science in mathematics with a minor in physics from Spelman College. Ms. Ashe also completed the executive development program of the Wharton School of the University of Pennsylvania and holds a certificate in international management from Oxford University in England.	Gena L. Ashe Chief Legal Officer and Corporate Secretary

Mr. Gerbrandt joined as our Chief Operating Officer in March 2020. Prior to joining Anterix, Mr. Gerbrandt served 13 years at Trilliant Networks, founded in Silicon Valley and focused primarily on wireless networking technologies and solution development for the critical infrastructure industry with specific focus on Global Utilities. Mr. Gerbrandt was a pioneer in their Smart Grid Deployment efforts, and during his time at Trilliant developed and led Network Engineering, Global Professional Services, Global Solutions, and Commercial Operations, and most recently launched and served as Managing Director for their Global Industrial Internet of Things and Smart Cities businesses. Mr. Gerbrandt served on the board of directors of the Research Triangle Cleantech Cluster located in North Carolina up until departing Trilliant in March 2020. Prior to Trilliant, Mr. Gerbrandt was responsible for utility communications and control systems at Manitoba Hydro, an electric power and natural gas provider in Canada, where he specialized in Utility Communications Systems, Network Operations, SCADA, HVDC Controls and System Protection. Mr. Gerbrandt received his education in Communications Engineering Technology from Red River College and in Utility Management from the University of Manitoba.	Ryan Gerbrandt Chief Operating Officer

ANTERIX INC.	2025 PROXY STATEMENT 27

Mr. Gray was appointed as our Chief Financial Officer in June 2014. From November 2011 to May 2013, Mr. Gray served as Senior Vice President and Chief Financial Officer of MedImmune, Inc., a subsidiary of AstraZeneca (NYSE: AZN) (“MedImmune”), and then served as Senior Vice President of Finance for MedImmune’s Specialty Care Group until November 2013. Mr. Gray also served in various other finance roles at MedImmune starting in April 2008. Prior to joining MedImmune, Mr. Gray served in finance positions at AOL (NYSE: AOL) and Nextel and started his career at Deloitte & Touche LLP. He is also a member of the Audit Committee of the Children’s Inn at the National Institutes of Health. Mr. Gray received a Bachelor of business administration in accountancy from the University of Notre Dame and is a certified public accountant.	Timothy A. Gray Chief Financial Officer and Treasurer

Mr. Guttman-McCabe joined the Company as Chief Regulatory and Communications Officer in October 2020 to lead the government relations and communications efforts in support of our vision of 900 MHz private broadband for the utility, critical infrastructure, and enterprise sectors. Prior to joining Anterix, Mr. Guttman-McCabe was a founder and CEO of CGM Advisors LLC, where he worked on communications, government relations, market analysis, and business development initiatives for Fortune 100 companies and startup tech ventures. Mr. Guttman-McCabe founded CGM Advisors after a 13-year career at CTIA as a spokesperson and advocate for the wireless industry, including testifying 19 times before Congress. At CTIA, he served as executive vice president overseeing a 90-person association with a $65 million annual budget. Before joining CTIA, Mr. Guttman-McCabe worked as an associate in the communications practice at Wiley Rein LLP. Mr. Guttman-McCabe earned his law degree magna cum laude with a Communications Institute certificate from the Columbus School of Law at the Catholic University of America and a bachelor’s degree in economics from Swarthmore College.	Christopher Guttman-McCabe Chief Regulatory and Communications Officer

28 2025 PROXY STATEMENT	ANTERIX INC.

Proposal 2

Advisory Vote to Approve Compensation of
Our Named Executive Officers
Vote Required and Board Recommendation

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value creation for our stockholders. Stockholders are urged to read the section below titled “Executive Compensation,” which discusses how our executive compensation policies and practices implement our Compensation Philosophy (as defined below). This section also contains tabular information and a narrative discussion about the compensation of our NEOs. Our Compensation Committee believes that the objectives of our executive compensation program, as they relate to our named executive officers ("NEOs"), are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our NEOs, achieves an appropriate balance between fixed and variable incentive compensation. Our Board and Compensation Committee believe that our compensation policies and practices effectively implement our compensation philosophy and achieve our compensation program goals. Accordingly, we are asking our stockholders to approve the compensation of our NEOs.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
Based on the above, we request that stockholders indicate their support, on a non-binding advisory basis, for the compensation of our NEOs as described in this Proxy Statement by voting “FOR” the following resolution:
“RESOLVED, that the stockholders of Anterix Inc. approve, on an advisory basis, the compensation paid to Anterix Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation discussion, the compensation tables and the related narrative discussion.”
Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs. We will hold an advisory vote to approve, on a non-binding advisory basis, the compensation of our NEOs annually. The next such advisory vote will occur at our 2026 Annual Meeting.
This advisory, non-binding proposal requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy entitled to vote thereon. Abstentions and broker non-votes will not affect the outcome of the proposal, other than counting towards a quorum of the Annual Meeting.

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, our named executive officer compensation as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

✓	THE BOARD RECOMMENDS AN ADVISORY VOTE FOR OUR NEO COMPENSATION

ANTERIX INC.	2025 PROXY STATEMENT 29

Executive Compensation (CD&A)
In Fiscal 2023, we became a smaller reporting company under Item 10 of Regulation S-K. Although the SEC rules allow us, as a smaller reporting company, to provide less detail about our executive compensation program than companies that are not smaller reporting companies, our Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe our Fiscal 2025 compensation program for our NEOs.
Our NEOs for Fiscal 2025 were:
›Scott Lang, President and CEO (from October 8, 2024);
›Robert H. Schwartz, Former President and CEO (through October 8,2024);
›Christopher Guttman-McCabe, Chief Regulatory and Communications Officer; and
›Ryan Gerbrandt, Chief Operating Officer.
Our Compensation Committee comprises four directors, each independent under the rules and regulations established by the SEC and NASDAQ. Our Board delegated authority to the Compensation Committee to establish our executive officer compensation program and to approve all compensation received by our executive officers other than the Executive Chair and CEO. The Board, based on recommendations from the Compensation Committees, sets the compensation for the Executive Chair and CEO. Our Board and Compensation Committee believe that adopting appropriate and sound compensation programs and practices is fundamental to our business' overall success as well as vital in aligning our executive officers' interests with our stockholders' interests.
This Executive Compensation discussion describes the material elements of our executive compensation program for our NEOs during Fiscal 2025, provides an overview of our executive officer compensation philosophy and objectives (the "Compensation Philosophy") and discusses how and why the Compensation Committee arrived at the specific compensation decisions for our NEOs for Fiscal 2025.
Summary of Fiscal 2025 Achievements
Anterix is spearheading a major transformation in the utility communications sector by building the digital foundation for the modern energy grid. As the largest holder of licensed 900 MHz spectrum (896–901/935–940 MHz) across the contiguous United States, Alaska, Hawaii, and Puerto Rico, Anterix is uniquely positioned to deliver secure, utility-grade connectivity at scale.
Our strategy is centered on empowering utilities to modernize their operations through purpose-built communications infrastructure. Supported by the Anterix Active Ecosystem®—now more than 125 members strong—we are delivering real solutions to today’s energy challenges, including decarbonization, cybersecurity, grid resilience, and electrification.
In Fiscal 2025, we made significant progress in advancing our vision to deliver secure, scalable solutions for the benefit of utilities and the communities they serve, enabled by private wireless broadband connectivity. Some of our achievements include:
›Entered a Spectrum Sale Agreement for $102.5 million with Oncor Electric Delivery Company LLC (“Oncor”).
In June 2024, we entered into an agreement with Oncor to sell our 900 MHz broadband spectrum covering 95 counties in Texas resulting in a commitment of $102.5 million in total payments. The agreement will support Oncor’s deployment of a private LTE network designed to provide a host of capabilities, including grid awareness, overall communications, and operational intelligence that are expected to enhance resilience and spur innovation. Oncor’s pursuit of a private LTE network highlights the benefits of this technology throughout the entire utility space.

30 2025 PROXY STATEMENT	ANTERIX INC.

›Entered an Additional Spectrum Sale Agreement for $13.5 million with the LCRA.
In January 2025, we entered into an agreement with LCRA to sell additional 900 MHz broadband spectrum covering 34 counties in LCRA’s wholesale electric, transmission, and water service area, resulting in a commitment of $13.5 million in total payments. This additional spectrum sale agreement builds upon LCRA’s initial purchase of 900 MHz licenses from Anterix, announced in April 2023, which covered 68 counties. The agreement will expand the reach of LCRA’s private LTE network to provide grid awareness, communications, and operational intelligence that will further advance grid resilience and spur innovation within LCRA’s service territory. It also will enhance LCRA’s ability to serve external users of its network, including electric cooperatives, schools, and transit authorities.
›Returned More Than $8.4 million of Capital to Stockholders.
Under our stock repurchase program, we repurchased approximately 245,000 shares of our common stock.
›Appointed Scott Lang as President and Chief Executive Officer.
In October 2024, Scott Lang was appointed President and CEO of the Company, succeeding Robert Schwartz. Mr. Lang is a seasoned global executive with over 30 years of experience at the intersection of telecommunications and electric utilities. As the former CEO and Executive Chairman for Silver Spring Networks, Inc., he played a major role in establishing the company as a leading innovator in the utility sector, ultimately guiding it through its successful acquisition by Itron in 2018.
›Appointed Thomas Kuhn as Executive Chair of the Board.
Following the retirement of Morgan O’Brien in December 2024, Thomas Kuhn was appointed Executive Chair of the Board. Mr. Kuhn has served on Anterix’s Board of Directors since January 2024 and prior to that, spent more than thirty years as President and CEO of the Edison Electric Institute, the trade association representing U.S. investor-owned electric utilities.
›Secured FCC issuance of an NPRM to Expand the Current Paired 3 x 3 MHz Broadband Segment to a Paired 5 x 5 MHz Broadband Segment Within the 900 MHz Band.
In January 2025, the FCC adopted an NPRM to expand the current paired 3 x 3 MHz broadband segment to a paired 5 x 5 MHz broadband segment within the 900 MHz band. The adoption of the NPRM is the next step in a proceeding endorsed by more than thirty organizations, including key utilities. Anterix, along with a broad coalition of utilities and trade associations, filed a Petition for Rulemaking with the FCC in February 2024. The Petition seeks the FCC’s adoption of its previously considered expansion of the current paired 3 x 3 MHz broadband segment to a paired 5 x 5 MHz broadband segment at the 900 MHz band.
›Initiated Strategic Review Process After Receiving Inbound Interest in the Company.
In February 2025, we announced a strategic review process after receiving inbound interest in the Company. Morgan Stanley & Co. LLC (“Morgan Stanley”) has been engaged as the financial advisor to support a formal strategic review process for the Company to capitalize on the growing demand and urgency for private wireless broadband solutions for the utility industry. There is no deadline or definitive timetable for completion of the strategic review, and there can be no assurance regarding the results or the outcome of this review.
›Launched AnterixAccelerator™ to Fast-Track Utility Adoption.
In March 2025, we launched AnterixAccelerator™, a new industry engagement initiative designed to shorten the time-to-value for both Anterix and its utility customers by accelerating the deployment of 900 MHz private wireless broadband networks. The program includes a comprehensive review of pricing, payment, and ownership structures, and explores opportunities for strategic collaboration on additional products and services through Anterix’s 125+ member ecosystem. Early response from utilities reflects broad market interest and momentum.

ANTERIX INC.	2025 PROXY STATEMENT 31

Fiscal 2025 Compensation Highlights
The Compensation Committee met regularly throughout Fiscal 2025 to review our executive compensation program in parallel with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent.
For Fiscal 2025, the Compensation Committee approved a compensation mix that targets the 50th percentile of market across compensation elements and in total. In prior years, the compensation mix for our NEOs targeted below median for cash compensation and above median for long-term incentives.
Compensation Practices and Performance Metrics
The Compensation Committee regularly reviews best practices in governance and executive compensation. The following is a summary of the current executive compensation practices utilized by the Compensation Committee to tie compensation to Company performance and serve our stockholders' long-term interests:

What We Do		What We Don't Do

✓	Annual Bonus Tied to Performance	✗	Liberal Recycling of Equity Awards
✓	Double-trigger Vesting of Equity Awards with CIC	✗	Tax Gross Ups
✓	Peer Group Used to Inform Pay Practices	✗	Evergreen Provision in Stock Plan
✓	Independent Compensation Committee	✗	Multi-Year Guaranteed Bonuses
✓	Prohibit Hedging or Pledging Stock	✗	Guaranteed Term Employment Agreements
✓	Engage Key Stockholders to Design Compensation Program to Drive Stockholder Value	✗	Option Repricing without Stockholder Approval
✓	Annual Compensation Risk Assessment	✗	Broad Perquisites Offered to Executives
✓	Stock Ownership Guidelines for Directors and Executives
✓	Grant Equity Awards to Incentivize Long-term Growth
✓	Robust Executive Clawback Policy
✓	Long-Term Equity Incentive Awards to Promote Retention and Superior Performance
Compensation Philosophy
We believe that to be successful, we must hire and retain talented leadership. We recognize that there is significant competition for qualified executives within our industry. It can be particularly challenging for companies to recruit executive officers of the caliber necessary to achieve our short-term and long-term objectives. We also believe our executive compensation program should focus on aligning executive pay with individual performance, company performance, and stakeholder interests. Accordingly, the Compensation Committee adopted the following Compensation Philosophy for our executive officers and other senior management:
ATTRACT AND RETAIN — Attract, motivate, and retain the critical talent that will continue to grow our business:
›Offer total direct compensation that is competitive with the market.
ALIGN PAY FOR PERFORMANCE — Pay our executives in line with their performance consistent with our business objectives:
›The compensation received by our executives will reflect our performance and each executive’s contributions to achieving our short- and long-term goals.
›Continue to foster an entrepreneurial, high-performance, and results-driven culture.

32 2025 PROXY STATEMENT	ANTERIX INC.

ALIGN EXECUTIVE COMPENSATION WITH STOCKHOLDER INTERESTS — Achieve long-term business success and deliver strong and sustainable returns to our stockholders:
›Promote achievement of short-term and long-term strategic performance objectives that the Board and management agree will lead to long-term growth and value creation for our stockholders.
›Align our employees’ interests with our stockholders' interests without encouraging excessive or imprudent risk-taking or decision-making.
›Calibrate realizable pay opportunities to mirror the stockholder experience in the proper sharing ratios, recognizing the impact of our long sales cycle and collaborative selling requirements on short-term performance and related stockholder experience.
2024 Say on Pay Vote and Stockholder Engagement
At the 2024 Annual Meeting, our stockholders approved the compensation of our NEOs on an advisory basis, with 83.0% of the votes cast “For” such approval. The Compensation Committee interpreted this level of stockholder approval of our executive compensation program at such a level as generally indicating that a significant majority of stockholders view our executive compensation program, plan design and governance as continuing to be well aligned with our stockholders' interests, their investor experience, and business outcomes.
To ensure investor views are incorporated into our planning process, we engage with stockholders on an ongoing basis to gather their perspectives and report this information to the Compensation Committee. Through this stockholder outreach, we have established important feedback channels that serve as a valuable resource for ongoing input from our stockholders on the compensation of our executive officers. The Compensation Committee responded to this feedback, which highlighted an interest in seeing compensation tied to company performance, by continuing to focus on pay for performance in designing our executive compensation program.
Compensation Governance and the Compensation-Setting Process
Role of the Compensation Committee and Board
The Compensation Committee is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, reviewing Company and individual performance and determining and approving final pay outcomes for our NEOs annually. As part of this process, it evaluates:
›Each executive officer’s role and responsibilities and performance in their role;
›Key historical Company performance metrics and forward-looking projections; and
›Compensation practices of the companies in our peer group and broader market data, where appropriate.
The Compensation Committee is also responsible for reviewing and approving equity awards to our executive officers under our stock incentive plans, except for grants to the CEO and Executive Chair, which require Board approval. Other responsibilities include, but are not limited to, reviewing and approving offer letters, designing the annual cash bonus program, and reviewing whether compensation programs encourage excessive risk-taking.
Roles of our Executive Officers
In discharging its responsibilities, the Compensation Committee works with members of management, including our President and CEO. As manager of the executive team, our President and CEO provides recommendations to the Compensation Committee regarding the compensation of the other NEOs. Other members of management support the Compensation Committee’s work by providing data, information, and their perspective on the tax, human resources, and other implications of our compensation programs. None of our NEOs participate directly in final decisions regarding their compensation. The Compensation Committee does not delegate any of its responsibilities to others in setting the compensation of our executive officers.

ANTERIX INC.	2025 PROXY STATEMENT 33

Role of Compensation Consultant
The Compensation Committee retained Willis Towers Watson (“WTW”), a national compensation consulting firm, as its independent compensation consultant in February 2024.
During Fiscal 2025, WTW reviewed and advised on all principal aspects of our executive and non-executive compensation programs, including:
›assisted in developing a peer group of publicly-traded companies to help us assess our compensation programs against the marketplace;
›provided a detailed review of executive officer and director compensation, which included an updated executive compensation peer group;
›performed an in-depth analysis and assisted with an update of our Compensation Philosophy;
›assisted in developing a competitive compensation strategy and consistent executive and non-executive compensation assessment practices relevant to a public company, including review and recommendation of our performance-based cash and equity-based incentive programs, as well as our equity strategy covering type of equity, dilution and grant levels; and
›met regularly with the Compensation Committee to review all elements of executive compensation, including the competitiveness of the executive compensation program against peer companies and other compensation surveys.
After consideration of the independence assessment factors provided under the listing rules of NASDAQ and the standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"), the Compensation Committee reviewed WTW’s independence and concluded that WTW is an independent advisor, and the work it performed during Fiscal 2025 did not raise any conflicts of interest.
Competitive Data
Our Board and Compensation Committee believe that competitive compensation data provides useful context in making compensation decisions. While our Board and Compensation Committee do not make decisions based solely on compensation data, they believe it is important in assessing the competitiveness of our compensation packages in a highly competitive labor market. Each year, the Compensation Committee considers various factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our executive officers. These factors include our performance against our internal strategic, operational and financial corporate goals, the mix of short-term cash and long-term equity compensation we provide, and a thorough review of compensation paid by peer companies to their NEOs compared to the compensation we pay to our NEOs.

34 2025 PROXY STATEMENT	ANTERIX INC.

Peer Group
For Fiscal 2025, the Compensation Committee, with input from its compensation consultant, WTW, approved a Peer Group in line with WTW’s process set forth below.

Reviewed	Evaluated	Developed	Assessed	Evaluated	Recommended

The current peer group and Anterix's business strategy and financials	The impact of M&A on the current peer group	"Screening criteria" for peer selection based on Anterix's business model and strategy	"Peers of peers", ISS/GL, and those citing Anterix as a peer	Companies across several relevant industries for "fit" against developed screening criteria	Compensation Peer Group to the Compensation Committee
✓

The Compensation Committee recognizes the uniqueness of our business and the difficulty of establishing a peer group of comparable companies (the "Peer Group"). In evaluating and selecting our Peer Group, the Compensation Committee considers the following financial and operating characteristics for the members of our Peer Group: market capitalization, annual revenues, industry, commercial status, operating margins and growth opportunities. The Compensation Committee also considers companies we compete against to retain executive talent. The Compensation Committee evaluates the Peer Group annually to determine whether changes should be made to the Peer Group to better align the financial and operating characteristics of the companies included within the Peer Group with our business.
Based on this evaluation, the Compensation Committee made the following changes to its Peer Group for use in Fiscal 2025: removed Everbridge, Inc. (due to acquisition), DZS Inc. (due to delisting), and Casa System, Inc. (due to bankruptcy). The resulting Fiscal 2025 Peer Group is comprised of the following companies:

›8x8 Inc.	›InterDigital, Inc.
›A10 Networks, Inc.	›NetScout Systems, Inc.
›Aviat Networks, Inc.	›Ooma, Inc.
›Bandwidth Inc.	›PagerDuty, Inc.
›Cambium Telecommunications Corp.	›Rapid7, Inc.
›Cerence, Inc.	›Ribbon Communications Inc.
›Comtech Telecommunications Corp.	›Shenandoah Telecommunications Company
›Digi International Inc.	›Telesat Corporation
›Globalstar, Inc.	›Uniti Group, Inc.
›Harmonic Inc.	›Verra Mobility Corporation
›Inseego Corp.

ANTERIX INC.	2025 PROXY STATEMENT 35

Compensation Elements
The annual compensation of our NEOs consists of three principal elements: base salary, an annual performance-based bonus program payable in cash (the "Short Term Incentive"), and long-term equity awards consisting of time-based and/or performance-based equity awards.

Base Salary	+	Short-Term Incentive	+	Long-Term Incentive	=	Total Compensation
For Fiscal 2025, a portion of each NEO’s compensation included “at-risk” compensation, or compensation tied to achieving annual performance goals and building long-term stockholder value.
Base Salary
Base salaries are designed to provide a stable source of income for our NEOs. In general, the initial base salary of each of our NEOs is established through arms-length negotiations when the officer is hired or appointed. Our Compensation Committee reviews base salaries annually, with input from its compensation consultant. The base salaries of our executive officers are determined based on their job responsibilities, the rate of compensation paid by our peer group of companies to executive officers in the same or similar role, internal pay equity, our financial position, our business performance, and our need to retain these executives.
In line with our Compensation Philosophy for Fiscal 2025, to provide the NEOs with target cash compensation approximating the median of the Peer Group and based on the additional factors discussed above, the Compensation Committee increased the annual base salaries for our NEOs in Fiscal 2025, as provided below.
Each NEO's Fiscal 2025 base salary, as approved by the Compensation Committee, is set forth below:

Named Executive Officer	Fiscal 2024 Base Salary ($)	Fiscal 2025 Base Salary ($)	% Change (%)

Mr. Lang (1)	—	545,000	—
Mr. Schwartz (2)	500,000	545,000	9.0
Mr. Guttman-McCabe	460,000	501,400	9.0
Mr. Gerbrandt	380,000	414,200	9.0
(1)Mr. Lang was appointed President and CEO effective October 8, 2024.
(2)Mr. Schwartz resigned from the Company effective October 8, 2024.

36 2025 PROXY STATEMENT	ANTERIX INC.

Short-Term Incentive Program
Through our short-term annual cash incentive program (the “Short-Term Incentive Program”), a portion of each NEO’s compensation is tied to achieving our annual performance goals. The Short-Term Incentive Program is designed to focus, incentivize and reward our executives for achieving key operational performance indicators with the intent of increasing stockholder value. Each year, our CEO leads the development of the proposed performance goals for the Short-Term Incentive Program. Once developed, the goals are presented to the Compensation Committee for review, evaluation, and approval to ensure consistency with our Compensation Philosophy. The Compensation Committee also approves a percentage allocation to the performance components to determine how each executive officer’s bonus will be calculated at the end of the fiscal year. The target bonus amount for each NEO under the Short-Term Incentive Program is based on a percentage of the NEO's base salary.
For Fiscal 2025, the Compensation Committee set the following target bonus amounts for our NEOs:

Executives	Target Bonus (as a % of base Salary)

Scott A. Lang President and CEO	100
Robert H. Schwartz Former President and CEO	100
Christopher Guttman-McCabe Chief Regulatory and Communications Officer	75
Ryan L. Gerbrandt Chief Operating Officer	60
2025 Short-Term Incentive Program Design and Outcomes
For Fiscal 2025, the Compensation Committee designed the Short-Term Incentive Program to focus the efforts of our executive officers on the Company’s achievement of the following performance objectives: (i) total customer proceeds contracted during Fiscal 2025 (“Customer Proceeds”); (ii) Measurement of Progress of Future Opportunities, as defined below; (iii) Fiscal 2025 free cash flow (“Free Cash Flow”); (iv) advancing 5 x 5 MHz expansion process ("5 x 5 Regulatory Process"), as defined below; and (v) individual performance ("Individual Performance"). The portion of the Short-Term Incentive Program payout attributable to the satisfaction of the Customer Proceeds performance objective is paid as earned over the course of the year, rather than following the end of the fiscal year. This payment timing is designed to further incentivize our NEOs to efficiently move customers through the contract negotiation process. The Compensation Committee assigned the following target weighting for these performance objectives:

Customer Proceeds	Measurement of Progress of Future Opportunities	Free Cash Flow	5 x 5 Regulatory Process	Individual Performance

(60% Weighting)	(10% Weighting)	(10% Weighting)	(10% Weighting)	(10% Weighting)
Measurement of Progress of Future Opportunities
Since February 2023, we have publicly reported our Demonstrated Intent (“DI”) scorecard, a quantitative and fact-based scorecard that measures our relative confidence in securing customer contracts for our 900 MHz spectrum. The analysis behind our DI scorecard includes tracking 20 individual pre-determined indicators for each customer in our pipeline, scoring each indicator based on our assessment of its relative importance, and then calculating a combined “DI” score for each prospective customer. The 20 individual indicators do not change from quarter to quarter. If the sum of the analysis places a utility over a certain threshold, we conclude that we have high confidence that a customer has demonstrated an intent to enter a 900 MHz spectrum contract with us. For purposes of the 2025 Short-Term Incentive Program, the DI performance objective measured our success in moving new customers through the contract process and increasing their DI score during Fiscal 2025.

ANTERIX INC.	2025 PROXY STATEMENT 37

5 x 5 Regulatory Process
On February 28, 2024, we filed a Petition for Rulemaking with the FCC (the "Petition"), along with several interested parties, including major utilities, and trade associations. The Petition seeks the FCC’s adoption of our previously considered expansion of the current paired 3 x 3 MHz broadband segment to a paired 5 x 5 MHz broadband segment at the 900 MHz band. On January 15, 2025, the FCC issued the NPRM to expand the 900 MHz Broadband Segment. After the NPRM’s publication in the Federal Register, the FCC will seek comments and reply to comments in advance of a potential final Report and Order. The expansion of the 900 MHz band to permit 5 x 5 MHz broadband will support growing demand for wide-area, private, and secure wireless broadband networks for utilities, critical infrastructure, and business enterprise entities, among other benefits. For purposes of the 2025 Short-Term Incentive Program, the 5 x 5 Regulatory Process performance objective measured our progress towards final Report and Order by engaging a number of parties to file in favor of our Petition during Fiscal 2025.
For the 2025 Short-Term Incentive Program, the Compensation Committee set the target for the performance objectives at performance levels that would be challenging to achieve and would require outstanding performance by the Company and strong execution and leadership by our NEOs. The Compensation Committee has negative and positive discretion to determine the actual payouts under the 2025 Short-Term Incentive Program based on its consideration of the Company’s overall performance and each individual executive officer’s performance and contributions during the fiscal year. The Compensation Committee set a minimum performance threshold and a maximum payout of the target bonus award for a particular performance objective to the extent the applicable performance objective is exceeded. The Compensation Committee assigned the following minimum and maximum payouts for the performance objectives:

Customer Proceeds	Measurement of Progress of Future Opportunities	Free Cash Flow	5 x 5 Regulatory Process	Individual Performance

0%-300%	75%-100%	75%-125%	75%-100%	90%-100%
Short-Term Incentive Payout
The Compensation Committee determined that as of the end of Fiscal 2025, the following results and payout with respect to each performance objective were achieved:

Customer Proceeds	Measurement of Progress of Future Opportunities	Free Cash Flow	5 x 5 Regulatory Process	Individual Performance

$116M/$275M	$212M/$150M	($5M)/$34M	N/A	N/A
42.2%	100.0%	0.0%	100.0%	100.0%
As a result, the following weighted percentages were earned:

Customer Proceeds	Measurement of Progress of Future Opportunities	Free Cash Flow	5 x 5 Regulatory Process	Individual Performance

25.0%	10.0%	0.0%	10.0%	10.0%

38 2025 PROXY STATEMENT	ANTERIX INC.

For Fiscal 2025, the cash payouts earned by our NEOs (excluding Robert Schwartz) under the previously established terms of the 2025 Short-Term Incentive Program are set forth below.

Executives*	Earned Payout (% of Target)	Payout ($)

Scott A. Lang President and CEO	55.0	211,188(1)
Christopher Guttman-McCabe Chief Regulatory and Communications Officer	55.0	206,828
Ryan L. Gerbrandt Chief Operating Officer	55.0	136,686
*Mr. Schwartz received 100% of his 2025 target bonus in connection with his separation from the Company.
(1)Mr. Lang’s total short-term incentive bonus payment for Fiscal 2025, includes(i) $136,250, which represents 50% of his prorated target bonus, which was guaranteed based on Mr. Lang’s offer letter, and (ii) $74,938, which represents 50% of his pro-rated bonus that was determined based on the Company’s performance against performance targets.
Long-Term Incentive ("LTI") Equity Compensation
Long-term equity incentives represent the third and largest component of the executive compensation program. The long-term incentive opportunity is designed to motivate and reward executive officers to achieve multiyear strategic goals and deliver sustained long-term value to stockholders. Our Compensation Committee has found these equity types to be effective in aligning the interests of management, including our NEOs, to company financial and business performance and the creation of overall stockholder value and to appropriately reward executives for growing our business.
Our equity incentive plan authorizes our Compensation Committee to issue time-based and performance-based equity awards. For Fiscal 2025, our Compensation Committee decided to issue time-based stock options to align the interests of executives with our stockholders, better align compensation with performance, promote retention, and reinforce an ownership culture and a commitment to the Company. Our Compensation Committee believes granting time-based stock options is appropriate at our current stage of growth. As we continue to grow and explore opportunities to expand our customer base, setting longer-term performance goals becomes challenging. Our Compensation Committee believes time-based stock options are inherently performance-oriented and reflect strong alignment between the interests of our senior-most executives and the interests of our stockholders. Executives with time-based stock options will only realize value on such awards if the share price of our common stock appreciates over the grant date exercise price of such stock options, with greater value resulting as the fair market value of our common stock increases.
The equity awards granted in Fiscal 2025 to NEOs were as follows(1):

Executive Officer	Number of FY 2024 Retention Options (Time Based) (#)	Number of Time-Based Stock Options (#)	Number of Performance-Based Stock Options (#)

Scott A. Lang		191,326(2)	—
Christopher Guttman-McCabe	85,000(3)	67,774(4)	—
Ryan L. Gerbrandt		67,774(4)	61,462(5)
(1)The table excludes awards granted and subsequently cancelled in Fiscal 2025.
(2)Represents stock options granted in January 2025 that vest in three equal annual installments, beginning on January 17, 2026, subject to the executive’s continued service to the Company through each applicable vesting date. These stock options replace performance restricted stock units (“PSUs”) that were granted in October 2024.
(3)Represents 85,000 stock options (the “Retention Options”) granted to Mr. Guttman-McCabe as an additional retention tool. The Retention Options were approved by the Compensation Committee on March 27, 2024, contingent on receiving stockholder approval of an increase in the number of shares of common stock available to grant under our 2023 Stock Plan (as defined below) and became effective following such approval. To achieve its retention objectives, the Compensation Committee set a three‐year cliff vesting schedule for this award, such that Mr. Guttman‐McCabe does not vest in these shares unless he maintains his continuous service to the Company through March 27, 2027.

ANTERIX INC.	2025 PROXY STATEMENT 39

(4)Represents 67,774 stock options granted to each of Messrs. Guttman-McCabe and Gerbrandt in January 2025, which vest in three equal annual installments, beginning on January 16, 2026, subject to each executive's continued service to the Company through each applicable vesting date. These stock options replace an equal number of performance stock options (“PSOs”) that were granted in October 2024.
(5)Represents 61,462 PSOs granted to Mr. Gerbrandt in October 2024, that vest based on the target average stock price achieved by the Company during any sixty-day period beginning on the grant date and ending on October 4, 2027, subject to the executive’s continued service to the Company through the applicable vesting date.
The stock option awards included in the table above under “Number of Time-Based Stock Options” were granted in January 2025 as a replacement of certain performance-based equity awards previously granted to these individuals in October 2024. Specifically, the time-based stock options granted to Messrs. Guttman-McCabe and Gerbrandt replaced two performance-based stock option awards granted on October 4, 2024 (collectively, the “Replaced PSOs”). One of the Replaced PSOs would vest based on the Company’s aggregate contract signings and average stock price measured at three annual determination periods after the grant date. The second of the Replaced PSOs would vest based on the Company’s achievement of a regulatory milestone and each executive’s continued service over a three-year period. Similarly, the time-based stock options granted to Mr. Lang replaced two performance-based RSUs (collectively, the “Replaced PSUs”) – each with vesting terms similar to the Replaced PSOs – promised in the offer letter to Mr. Lang approved by the Board. Mr. Lang, however, did not execute the Replaced PSUs agreements prior to the time such Replaced PSUs were replaced with his January 2025 stock option award.
After Mr. Lang’s appointment as CEO, the Board and the Compensation Committee determined that it would be in the best interests of the Company and its stockholders to reevaluate the appropriateness of the Replaced PSOs and the Replaced PSUs (collectively, the "Replaced Awards") prior equity awards given the Company’s new leadership. Based on this evaluation, they determined that the Replaced Awards approved in October 2024 had complicated performance and vesting terms that were based on the plans and objectives prepared by management and presented to the Board prior to Mr. Lang’s appointment. They further determined that Mr. Lang, as our new President and CEO, should be given an opportunity to develop and present to the Board the corporate goals and objectives he believed should be used to evaluate the performance of our executive officers under his leadership. Finally, they concluded that if the Replaced Awards were not aligned with the Company’s new performance goals and objectives, they would not achieve their intent of retaining and appropriately motivating the performance of these executive officers. Given these factors, the Board and the Compensation Committee determined to replace the Replaced Awards with the time-based stock option awards in January 2025, which they also view as being performance-based as they only have value if the Company’s stock price under Mr. Lang’s leadership increases over the grant date stock price.
In October 2024, in addition to the Replaced PSOs, the Compensation Committee granted to Mr. Gerbrandt a performance-based stock option (the “Stock Price Award”) that vests based on the target average stock price achieved by the Company during any sixty-day period beginning on the grant date and ending on October 4, 2027. If the target stock price level is achieved, 100% of the Stock Price Award will vest, otherwise the Stock Price Award will be forfeited in its entirety. The Compensation Committee determined that the Stock Price Award continued to be an appropriate award to incentivize Mr. Gerbrandt to focus his efforts on helping the Company to achieve its commercialization objectives, and the impact achieving these objectives could have on the Company’s stock price and stockholder value.
Performance-Based Equity Awards Vested in Fiscal 2025
On December 31,2020, our Compensation Committee awarded performance-based restricted stock units (the “CSPM PSUs”) to Mr. Schwartz that vested based on our achievement of Cumulative Spectrum Proceeds Monetized (“CSPM”) over a four-year measurement period commencing on June 24, 2020 and ending on June 24, 2024 (the “Determination Date”), with 15,025 units vesting if the minimum CSPM level is achieved, 30,049 units vesting if the target CSPM metric is achieved, and up to 60,098 vesting if the maximum CSPM metric is achieved. Due to the expected timing of the execution of the license purchase agreement with Oncor Electric Delivery Company LLC, which was executed on June 26, 2025, the Company entered into an amendment to the CSPM PSUs agreement, effectively extending the Determination Date to June 27, 2024. The amendment resulted in 15,800 CSPM PSUs vesting based on the CSPM level achieved.
On February 1, 2021, our Compensation Committee awarded 45,000 performance-based restricted stock units (the “TSR Award”) to Mr. Schwartz. The TSR Award vests based on our achievement of certain stock price levels calculated

40 2025 PROXY STATEMENT	ANTERIX INC.

utilizing a four-year compound annual growth rate for the period ending on February 1, 2025 (the “TSR Award End Date”) and based on the average closing bid price per share of our common stock measured over a sixty trading-day period. The TSR Award can vest in a range of 25% to 350% of the 45,000 target units depending on the stock price level achieved. Pursuant to the terms of the TSR Award, in connection with the termination of Mr. Schwartz’s employment prior to the TSR Award End Date, the TSR Award vested on an accelerated basis based on a measurement of the highest stock price level achieved by the Company during any sixty‐day period before the date of such termination against the stock price performance levels set forth in the TSR Award; provided that: (1) the stock price levels were recalculated using a compound annual growth rate over the period from February 1, 2021, through the termination date, rather than a four‐year performance period; and (2) the number of units that vested was reduced proportionately to reflect the shorter performance period. Based on the foregoing methodology, Mr. Schwartz vested in 33,417 units subject to the TSR Award.
Retirement Benefits
We maintain a 401(k) plan for our employees, including our NEOs (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code (the "IR Code") so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by the Company, if any, will be deductible by the Company when made. Our match for all employees participating in the 401(k) Plan is 3% of annual cash compensation, subject to certain limitations set forth under the 401(k) Plan and applicable law.
We do not provide any retirement benefits other than under our 401(k) Plan, nor do we sponsor or maintain any nonqualified defined contribution or deferred compensation plans.
Health and Welfare Benefits
Our NEOs are eligible to participate in the same employee benefit plans, on the same terms and conditions, as all other full-time, salaried employees. These benefits include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, health savings accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and commuter benefits.
We design our employee benefits programs to be affordable and competitive in relation to the market. We adjust our employee benefits programs as needed based on regular monitoring of applicable laws and practices and the competitive market. In structuring these benefit programs, we seek to provide an aggregate level of benefits comparable to those provided by similar companies.
Employment Arrangements
We issue employment offer letters to all new employees, including each of our NEOs, setting forth the initial terms of the employee’s employment. Offer letters issued to our NEOs provide that the officer’s employment will be "at-will" and may be terminated at any time.
Severance and Change in Control Protection
In March 2015, the Board adopted an Executive Severance Plan (as subsequently amended in 2022, the “Severance Plan”) and assigned the Compensation Committee as the administrator of the Severance Plan. The Severance Plan, updated on August 9, 2022 and December 5, 2024, replaced any prior existing employment agreements or severance arrangements with our executives, establishes the amount of severance payments and benefits available in the event of a: (i) termination of employment by us without Cause or by the participant for Good Reason (as such terms are defined in the Severance Plan); or (ii) termination of employment by us without Cause or by the participant for Good Reason within six months before or within 24 months after a Change in Control (as defined in the Severance Plan).
The primary purpose of the Change in Control benefits in these agreements is to keep our NEOs focused on pursuing corporate transaction activity that is in the best interests of our stockholders, regardless of whether those transactions may result in their job loss. We also believe it is necessary to offer these protections in order to offer competitive compensation packages.

ANTERIX INC.	2025 PROXY STATEMENT 41

For detailed descriptions of the post-employment compensation arrangements with our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Severance Arrangements with our NEOs” and "Related Party Transactions" below.
Tax and Accounting Considerations
We review and consider the various tax and accounting implications of the compensation vehicles we use.
Deductibility of Executive Compensation
In approving the amount and form of compensation for our NEOs, our Board and Compensation Committee consider all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the IR Code, which denies a publicly-traded corporation a federal income tax deduction on compensation over $1 million per year to certain designated executives. However, our Board and Compensation Committee believe that our stockholders’ interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though it may result in non-deductible compensation expense.
Accounting Implications
We follow Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 ("FASB ASC Topic 718"), Compensation—Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payments made to our employees and directors, including options to purchase shares of our common stock and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for financial accounting purposes and reported in the compensation tables below, even though recipients may realize a different value, or no value at all, from their awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based compensation awards in our income statements over the period a recipient is required to render services in exchange for the option or other award.

42 2025 PROXY STATEMENT	ANTERIX INC.

Report of the Compensation Committee (1)
The Compensation Committee has reviewed and discussed the Executive Compensation discussion with management. Based on such review and discussion, our Compensation Committee recommended to our Board that the Executive Compensation discussion be incorporated by reference into our Annual Report, and included in this Proxy Statement.
The Compensation Committee of the Board of Directors:
Mahvash Yazdi, Chair
Jeffrey A. Altman
Leslie B. Daniels
William E. Heard

(1)The material in this Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Anterix Inc. under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ANTERIX INC.	2025 PROXY STATEMENT 43

Summary Compensation Table
The following table summarizes the compensation awarded to, earned by, or paid for services rendered in all capacities by our NEOs during Fiscal 2025 and Fiscal 2024. The compensation described in this table does not include medical, group life insurance, or other benefits generally available to all our salaried employees.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)

Scott A. Lang President and CEO	2025	253,635	136,250	(4)	1,999,972	(5)	1,435,776	(5)	74,938	—		3,900,571
Robert H. Schwartz Former President and CEO	2025	313,654	—		—		—		—	2,466,385	(6)	2,780,039
	2024	500,000	—		775,008		2,325,015		108,800	9,900	(3)	3,718,723
Christopher Guttman-McCabe Chief Regulatory and Communications Officer	2025	492,979	—		—		2,897,475	(7)	206,828	10,350	(3)	3,607,632
	2024	450,577	—		1,249,087	(8)	1,116,600		75,072	9,900	(3)	2,901,236
Ryan L. Gerbrandt Chief Operating Officer	2025	407,243	—		—		2,315,612	(7)	136,686	10,350	(3)	2,869,891
	2024	371,923	—		1,249,087	(8)	1,116,600		49,613	9,900	(3)	2,797,123
(1)These amounts represent the grant date fair value of equity-based stock awards granted by the Company during the periods presented, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see Note 11 - Stock Compensation of our notes to the consolidated financial statements in our Annual Report. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance condition.
(2)These amounts shown reflect payments pursuant to the Company’s Short-Term Incentive Program. Under this program, the Company’s executive officers are eligible to receive an annual cash bonus based on a percentage of their base salaries contingent upon their achievement of certain pre-established corporate and individual performance goals approved and evaluated by the Compensation Committee.
(3)Represents matching contributions made by the Company in connection with our 401(k) Plan.
(4)Represents 50% of Mr. Lang’s prorated Fiscal 2025 bonus, which was guaranteed pursuant to his offer letter.
(5)The amount reported in the Stock Awards column for Mr. Lang represents the grant date fair value of the 97,631 PSUs granted to him on October 6, 2024, and the amount reported in the Option Awards column for Mr. Lang represents the incremental fair value attributable to the modification of such PSUs to time based stock options. The following table summarizes the elements included in the “Stock Awards” and “Option Awards" column for Mr. Lang reported for Fiscal 2025.

Name	Aggregate Grant Date Fair Value of PSUs Granted	Aggregate Incremental Fair Value of Conversion of PSUs to Time-Based Stock Options	Total Stock Awards + Option Awards as Shown in the Summary Compensation Table

	(a)	(b)	((a) + (b))
Scott A. Lang	1,999,972	1,435,776	3,435,748
(6)Represents Mr. Schwartz's cash severance, which comprises of: (i) two times the sum of his annualized salary and target bonus, for an aggregate amount of $2.18 million, payable over two years; (ii) a pro-rata target bonus of $196,034 for Fiscal 2025; (iii) $55,000 for Company-provided COBRA premiums; and (iv) $25,000 in lieu of outplacement services. In addition, this amount includes matching contributions of $10,350 made by the Company in connection with our 401(k) Plan.
(7)The amount reported in the Option Awards column for Mr. Guttman-McCabe represents: (i) the grant date fair value of the 85,000 Retention Options; (ii) the grant date value of 67,774 PSOs granted on October 4, 2024; and (iii) the incremental fair value attributable to a modification of the 67,774 PSOs to an equal number of time-based stock options. The amount reported in the Option Awards column for Mr. Gerbrandt represents: (i) the grant date fair value of 129,236 PSOs granted on October 4, 2024; and (ii) the incremental fair value attributable to a modification of 67,774 PSOs to an equal number of time-based stock options. The value of the PSOs assuming the maximum level of performance would have been $999,984 and $999,984 for Messrs. Guttman-McCabe and Gerbrandt, respectively. The following table summarizes the elements included in the “Option Awards” column reported for Fiscal 2025 for Messrs. Guttman-McCabe and Gerbrandt.

44 2025 PROXY STATEMENT	ANTERIX INC.

Name	Aggregate Grant Date Fair Value of PSOs and Retention Options Granted	Aggregate Incremental Fair Value of Conversion of PSOs to Time-Based Stock Options	Total Stock Awards + Option Awards as Shown in the Summary Compensation Table

	(a)	(b)	((a) + (b))
Christopher E. Guttman-McCabe	2,581,834	315,641	2,897,475
Ryan L. Gerbrandt	1,999,971	315,641	2,315,612
(8)Inclusive of 30,262 PSUs. Vesting of the PSUs, which were valued at a target/max level of $937,500 on the date of grant (as reflected in this table), was conditioned upon the Company achieving a minimum value of new customer Contracted Proceeds during Fiscal 2024.
The table below sets forth (a) the total stock award compensation amounts for the October 2024 grants excluding any modification charges, (b) the stock award modification charges required by the applicable accounting and SEC rules, and (c) the total stock award compensation amounts for 2025 as shown in the Summary Compensation Table:

Name	2025 Stock Awards (Without Stock Award Modification Charges) ($)	Stock Award Modification Charges ($)	Total Stock Awards as Shown in the Summary Compensation Table

	(a)	(b)	((a) + (b))
Scott A. Lang	1,999,972	1,435,776	3,435,748
Christopher E. Guttman-McCabe	2,581,834	315,641	2,897,475
Ryan L. Gerbrandt	1,999,971	315,641	2,315,612
The incremental compensation fair value is measured as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms were modified.

ANTERIX INC.	2025 PROXY STATEMENT 45

2025 Grants of Plan-Based Awards
The following table provides certain information regarding each plan-based award granted to our NEOs during Fiscal 2025. The non-equity incentive plan awards set forth below were made under our Short-Term Incentive Program. All stock options, PSOs, and PSUs set forth below were made under our 2023 Stock Plan. For a description of the acceleration of vesting provisions applicable to the stock options and RSUs granted to our NEOs, see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
Name	Grant Date							All Stock Awards: Shares or Units (#) (3)	All Other Option Awards: Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Scott A. Lang	10/6/2024	—	—	—	23,196	69,589	69,589	—	—	35.66	999,994
	10/6/2024	—	—	—	28,042	28,042	28,042	—	—	35.66	999,978
	1/17/2025							—	191,326	30.99	2,999,992(5)
	N/A	—	272,500(6)	439,406	—	—	—	—	—	—	—
Robert H. Schwartz	—	—	—	—	—	—	—	—	—	—	—
Christopher E. Guttman-McCabe	8/6/2024	—	—	—	—	—	—	—	85,000	33.56	1,581,850
	10/4/2024	—	—	—	—	—	—	—	39494(7)	35.66	499,994
	10/4/2024	—	—	—	—	—	—	—	28280(7)	35.66	499,990
	1/16/2025	—	—	—	—	—	—	—	67,774	27.83	946,125(5)
	N/A	—	376,050	836,711	—	—	—	—	—	—	—
Ryan L. Gerbrandt	10/4/2024	—	—	—	—	—	—	—	39494(7)	35.66	499,994
	10/4/2024	—	—	—	—	—	—	—	28280(7)	35.66	499,990
	10/4/2024							—	61,462	35.66	999,987
	1/16/2025	—	—	—	—	—	—	—	67,774	27.83	946,125(5)
	N/A	—	248,520	552,957	—	—	—	—	—	—	—
(1)The amounts set forth in these columns represent the threshold, target, and maximum potential payouts under the Company’s Short-Term Incentive Program. The future payouts assume achievement of certain pre-established corporate and individual performance goals approved and evaluated by the Compensation Committee.
(2)The amounts set forth in these columns represent PSUs granted to Mr. Lang. The amounts represent the threshold, target, and maximum number of PSUs granted to Mr. Lang on October 6, 2024 that may be earned pursuant to achieving a minimum value of new customer Contracted Proceeds and Regulatory Milestone during Fiscal 2025. On January 17, 2025, the Board cancelled the PSUs and replaced them with a grant of 191,326 time-based stock options. Therefore, these PSUs are no longer outstanding.
(3)The amounts set forth in this column represent RSUs and Stock Options granted to the NEOs under the 2023 Stock Plan.
(4)The amounts set forth in this column represent the grant date fair value of equity-based stock awards granted by the Company during the periods presented, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For the assumptions used in our valuations, see Note 12 - Stock Compensation of our notes to the consolidated financial statements in our Annual Report. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance condition.
(5)The full value of the time-based options granted to Messrs. Lang, Guttman-McCabe, and Gerbrandt on January 17, 2025, January 16, 2025, and January 16, 2025, respectively, is shown in the table, however, the incremental value of those grants was $1,435,776, $315,640,and $315,640.
(6)Mr. Lang's target bonus was prorated based on his start date of October 8, 2024.
(7)The amounts set forth in these columns represent PSOs granted to Messrs. Guttman-McCabe, and Gerbrandt on October 6, 2024 that were subject to achievement of a minimum value of new customer Contracted Proceeds and Regulatory Milestone. On January 16, 2025, the Board cancelled the PSOs and replaced them with an equal number of time-based stock options. Therefore, these PSOs are no longer outstanding.

46 2025 PROXY STATEMENT	ANTERIX INC.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs on March 31, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($) (1)

Scott A. Lang	—	191,326 (2)	—	30.99	1/17/2035
Christopher E. Guttman-McCabe						5,435 (3)	198,921	—	—
						6,328 (4)	231,605	—	—
						6,723 (5)	246,062	—	—
	11,750	—	—	25.75	2/28/2027
	8,000	—	—	32.50	2/6/2028
	6,715	—	—	42.14	2/12/2029
	62,500	—	—	34.40	10/22/2030
	12,755	12,756 (6)	—	49.39	5/17/2032
	8,000	52,000 (7)	—	37.32	2/28/2034
	—	85,000 (8)	—	33.56	8/6/2034
	—	67,774 (9)	—	27.83	1/16/2035
Ryan L. Gerbrandt						6,522 (3)	238,705	—	—
						6,328 (4)	231,605	—	—
						6,723 (5)	246,062	—	—
	12,755	12,756 (6)	—	49.39	5/17/2032
	8,000	52,000 (7)	—	37.42	2/28/2034
	—	—	61,462 (10)	35.66	10/4/2034
	—	67,774 (9)	—	27.83	1/16/2035
(1)The market value of these stock awards is determined by multiplying the number of shares underlying the stock awards by $36.60, the closing stock price of our common stock on March 31, 2025.
(2)Stock options granted on January 17, 2025, which vest, subject to continued service, as follows: 33.33% on each of January 17, 2026, January 17, 2027, and January 17, 2028.
(3)RSUs granted on May 5, 2021, which vest, subject to continued service, as follows: 25% on each of May 15, 2022, May 15, 2023, May 15, 2024, and May 15, 2025.
(4)RSUs granted on May 17, 2022, which vest, subject to continued service, as follows: 25% on each of May 17, 2023, May 17, 2024, May 17, 2025, and May 17, 2026.
(5)RSUs granted on July 12, 2023, which vest, subject to continued service, as follows: 33.33% on each of July 12, 2024, July 12, 2025, and July 12, 2026.
(6)Stock options granted on May 17, 2022, which vest, subject to continued service, as follows: 25% on each of May 17, 2023, May 17, 2024, May 17, 2025, and May 17, 2026.
(7)Stock options granted on February 28, 2024, which vest, subject to continued service, as follows: 8,000 option shares on May 22, 2024, 32,000 options shares on May 22, 2025, and 20,000 option shares on May 22, 2026.
(8)Stock options granted on March 27, 2024, which vest fully, subject to continued service, on March 27, 2027.
(9)Stock options granted on January 16, 2025, which vest, subject to continued service, as follows: 33.33% on each of January 16, 2026, January 16, 2027, and January 16, 2028.
(10)Performance-based stock options issued on October 4,2024, which vest fully, subject to continued service and meeting a stock price target level, on October 4,2027.

ANTERIX INC.	2025 PROXY STATEMENT 47

Fiscal 2025 Option Exercises and Stock Vested
The following table provides information regarding the number of shares each of our NEOs acquired upon exercise of stock options and the vesting of RSUs during Fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)

Scott A. Lang	—	—	—	—
Robert H. Schwartz	15,040	180,817	68,669	2,405,957
Christopher E. Guttman-McCabe	—	—	19,606	667,571
Ryan L. Gerbrandt	—	—	13,050	459,097
(1)Represents options that were exercised in Fiscal 2025.
(2)Amounts are calculated as the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.
(3)Represents RSUs that vested in Fiscal 2025.
(4)Amounts are calculated by multiplying the number of shares vested by either (a) the closing stock price of our common stock on the date of vesting or (b) the closing stock price of our common stock the next day the stock market was open.
Severance Arrangements with our NEOs
Executive Severance Plan
Under our Severance Plan, our NEOs are entitled to receive cash severance and related benefits and vesting acceleration of equity awards in the event of termination of employment without Cause or for Good Reason (as such terms are defined in the Severance Plan). On December 5, 2024, our Compensation Committee amended the Severance Plan to provide for different severance payments and benefits for Tier 1 Executives who become eligible for the Severance Plan following such date (the “non-Legacy Tier 1 executives”) a copy of which was filed with the SEC in the Company's Form 10-K on June 24, 2025. Tier 1 Executives who were covered by the Severance Plan prior to such amendment (the “Legacy Tier 1 executives”), including Messrs. Guttman-McCabe and Gerbrandt, continue to be eligible for the payments and benefits that the Severance Plan provided for prior to its amendment. Pursuant to his offer letter, Mr. Lang became eligible to participate in the Severance Plan 6 months following his start date. On May 8, 2025, following the end of Fiscal 2025, the Compensation Committee approved Mr. Lang’s participation in the Executive Severance Plan as a non-Legacy Tier 1 executive.
Upon termination of employment without Cause or for Good Reason with no Change in Control (as such term is defined in the Severance Plan), each Legacy Tier 1 executive is eligible for: (1) a cash severance payment equal to 2.0 times the sum of the executive’s base salary plus target bonus, paid in installments over 24 months; (2) a pro-rated target bonus for the fiscal year in which the termination occurs, paid at the time at which bonuses are paid to actively employed executives for such fiscal year; (3) pro-rated accelerated vesting of time-based equity awards to reflect their actual time-based services between the prior vesting date and next vesting date and, with respect to any time-based stock option awards, a nine-month time period to exercise; (4) vesting of performance-based equity awards as defined in the respective agreements; and (5) continued payment of the Legacy Tier 1 executive's health plan premiums for a maximum of 18 months and outplacement assistance for 12 months at a cost not exceeding $25,000. If within six months following such termination, we are subject to a Change in Control (as defined in the Severance Plan), then the terminated Legacy Tier 1 executive’s outstanding equity awards will become fully vested and, with respect to any stock option awards, the Legacy Tier 1 executive will have a two-year period to exercise.
Upon termination of employment without Cause or for Good Reason with no Change in Control, each non-Legacy Tier 1 executive is eligible for: (1) a cash severance payment equal to 1.0 times the sum of the executive’s base salary plus target bonus, paid in installments over 24 months; (2) a pro-rated target bonus for the fiscal year in which the termination occurs, paid at the time at which bonuses are paid to actively employed executives for such fiscal year; (3)

48 2025 PROXY STATEMENT	ANTERIX INC.

pro-rated accelerated vesting of time-based equity awards to reflect their actual time-based services between the prior vesting date and next vesting date and, with respect to any time-based stock option awards, a nine-month time period to exercise; (4) vesting of performance-based equity awards, as defined in the respective agreements; and (5) continued payment of the non-Legacy Tier 1's health plan premiums for a maximum of 18 months and outplacement assistance for 12 months at a cost not exceeding $25,000. If within six months following such termination, we are subject to a Change in Control (as defined in the Severance Plan), then the terminated non-Legacy Tier 1’s outstanding equity awards will become fully vested and, with respect to any stock option awards, the non-Legacy Tier 1 will have a two-year period to exercise.
Upon termination of a Legacy Tier 1 executive’s or a non-Legacy Tier 1 executive’s employment without Cause or for Good Reason within 6 months before or 24 months after a Change in Control, each Tier 1 executive (including Legacy Tier 1) is eligible for: (1) a cash severance payment equal to 2.0 times the sum of the executive’s base salary plus target bonus, paid in lump sum; (2) a pro-rated target bonus for the fiscal year in which the termination occurs, payable in a lump sum; (3) full accelerated vesting of time-based equity awards, and with respect to any time-based stock option awards, a two-year time period to exercise; (4) vesting of performance-based equity awards, as defined in the respective agreements; and (5) continued payment of the Tier 1 executive's health plan premiums for a maximum of 18 months and outplacement assistance for 12 months at a cost not exceeding $25,000.
For purposes of the Severance Plan, “Cause” with respect to our NEOs is defined as the NEO’s: (i) willful and continued failure to perform substantially their duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), as determined by the Board no earlier than thirty days after a written demand for substantial performance is delivered to the NEO, which specifically identifies the manner in which the Company believes that they have willfully and continuously failed to substantially perform their duties with the Company (provided, however, that the failure to achieve individual or Company-based performance goals, budgets or targets shall not be deemed to be a failure of the NEO to perform their duties); (ii) willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or their ability to perform their duties with the Company; (iii) conviction (including a plea of guilty or nolo contendere) of a felony; (iv) breach of any written agreement between them and the Company or their failure or refusal to comply with the procedures and policies of the Company which, in each case, materially harms the Company; or (v) material breach of the restrictive covenants in the Severance Plan (subject to the cure provisions provided for in the Severance Plan).
For purposes of the Severance Plan, “Good Reason” with respect to our NEOs is defined as, without the NEO’s consent: (i) a material diminution in their annual base salary, other than a material diminution that results from a determination by both our President and CEO and Executive Chair that the Company’s financial condition is such that a reduction in compensation is appropriate and the reduction is applied uniformly to all Company officers; (ii) a material diminution in their authority, duties, or responsibilities, which shall include: (A) if the NEO is a member of the Board, any failure of the Board to appoint or the stockholders of the Company to elect them as a member of the Board, or any removal of them from the Board for reasons other than Cause, and (B) following a Change in Control, a material change in the Company’s long-term business plan or its strategy to increase the value of its FCC licenses or (iii) any requirement that they relocate, by more than fifty miles, the principal location from which they perform services for the Company immediately prior to the termination of employment or the occurrence of the Change in Control. It is a condition precedent to an NEO’s right to terminate employment for Good Reason (before or after a Change in Control) that: (i) they shall have first given the Company written notice stating with reasonable specificity the breach on which such termination is premised within ninety days after they become aware or should have become aware of such breach; and (ii) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within fifteen days after receipt of such notice.
In order to receive such severance payments and benefits, the NEO generally must execute and allow a general release of claims against us to become effective and comply with the restrictive covenants outlined in our Severance Plan. The Severance Plan also provides that, in the event that the payments and benefits provided under the Severance Plan, together with all other payments and benefits received or to be received by an NEO constitute “parachute payments” within the meaning of Section 280G of the IR Code and would otherwise be subject to the excise tax imposed by Section 4999 of the IR Code (the “Excise Tax”), then the payments and benefits provided under the Severance Plan or other payments and benefits payable to the NEO will be made either: (i) in full; or (ii) as to such lesser amount as would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing

ANTERIX INC.	2025 PROXY STATEMENT 49

amounts, taking into account applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the NEO on an after-tax basis, of the greatest amount of such payments and benefits, notwithstanding that all or some portion of the payment and benefits may be subject to the Excise Tax.
Stock Price PSOs
The Stock Price Award granted to Mr. Gerbrandt vests based on the target average stock price achieved by the Company during any sixty-day period beginning on the grant date and ending on October 4, 2027. If the target stock price level is achieved, 100% of the PSOs will vest, otherwise all of the PSOs will be forfeited.
Involuntary Termination Only
In the event Mr. Gerbrandt is subject to an Involuntary Termination without Cause, the service based component of the Stock Price Award is subject to accelerated vesting based on a measurement of the highest stock price level achieved by the Company during any sixty-day period before the date of Mr. Gerbrandt’s Involuntary Termination, provided that, in connection with an Involuntary Termination, the number of PSOs that become vested under the Stock Price Award is to be reduced proportionately to reflect the shorter performance period.
Involuntary Termination with a Change in Control
In the event Mr. Gerbrandt is subject to an Involuntary Termination either: (i) less than six months before a Change in Control; or (ii) less than twenty-four months after a Change in Control, the service based component of the Stock Price Award is subject to accelerated vesting based on a measurement of the closing stock price of the Company on the trading date immediately prior to the Change in Control, provided that, in connection with an Involuntary Termination, the number of PSOs that become vested under the Stock Price Award is to be reduced proportionately to reflect the shorter performance period.
Potential Payments Upon Termination or Change in Control
The following table reflects the potential payments and benefits to which our NEOs who were employed as of March 31, 2025 (the last day of Fiscal 2025) would be entitled under the arrangements described above, assuming that both a Change in Control (if applicable) and an Involuntary Termination of employment occurred on such date.

	Acceleration of Vesting (1)
Name	Stock Options ($)	RSUs ($)	Base Salary ($) (2)	Health Benefits ($) (3)	Other ($) (4)	Total ($)

Scott A. Lang(5)
Severance absent a change of control	89,463	—	—	—	—	89,463
Severance in connection with a change of control	1,073,339	—	—	—	—	1,073,339
Christopher E. Guttman-McCabe
Severance absent a change of control	106,962	380,784	1,002,800	53,679	777,100	2,321,325
Severance in connection with a change of control	852,778	676,588	1,002,800	53,679	777,100	3,362,945
Ryan L. Gerbrandt
Severance absent a change of control	49,540	417,245	828,400	53,679	522,040	1,870,904
Severance in connection with a change of control	594,378	716,372	828,400	53,679	522,040	2,714,869
(1)For Messrs. Guttman-McCabe and Gerbrandt, represents value of immediate vesting of unvested stock options and stock awards in accordance with the Severance Plan and applicable award agreements as described above. The market value of the stock awards and stock options is determined by: (i) multiplying the number of shares underlying the stock award or stock option that are subject to acceleration upon the termination or Change in Control (as applicable) by $36.60, the closing stock price of our common stock on March 31, 2025; and (ii) with respect to stock options, reducing such amount by the aggregate exercise price applicable to such accelerated shares.
(2)For Messrs. Guttman-McCabe and Gerbrandt, represents two times their annual base salaries.
(3)For Messrs. Guttman-McCabe and Gerbrandt, reflects sum of the cost of continued health benefits for a total of 18 months (based on the cost for such benefits for Fiscal 2025).

50 2025 PROXY STATEMENT	ANTERIX INC.

(4)For Messrs. Guttman-McCabe and Gerbrandt, represents sum of: (i) two times targeted annual cash bonus; (ii) a pro-rated target bonus for the fiscal year in which the termination occurs; and (iii) estimated outplacement support fees of $25,000. Because it is assumed for purposes of the above table that the termination would occur on the last day of Fiscal 2025, the target annual cash bonus amount for Fiscal 2025 is included.
(5)In accordance with the terms of his offer letter, Mr. Lang was not covered by the Severance Plan as of March 31, 2025. Mr. Lang’s stock option agreement provides that in the event of his termination of employment without Cause or for Good Reason, he will be eligible for: (i) other than in connection with a Change in Control, pro-rated accelerated vesting of the stock option award to reflect his actual time-based service; and (ii) within the period commencing six months prior to and ending 24 months following a Change in Control, full accelerated vesting of the stock option award.
CEO Transition
In October 2024, the Company announced that Robert H. Schwartz was stepping down from his role as President and CEO. In connection with this transition, Mr. Schwartz entered into a Transition and Separation Agreement (the "Transition Agreement"), which provides for the following benefits: (i) cash payments of $2,376,035, which represent severance payments equal to two times the sum of his annualized base salary and target bonus as in effect as of the last day of his employment (the “Separation Date”) and a pro-rated target bonus for Fiscal 2025; (ii) up to $55,000 for 18 months of Company-provided COBRA premiums; (iii) $25,000 in lieu of outplacement benefits; (iv) accelerated vesting for an aggregate of 68,788 shares of common stock issuable under Mr. Schwartz’s outstanding time-based equity awards, with a value of $2,234,234 as of the Separation Date; and (v) accelerated vesting for an aggregate of 33,417 shares of common stock issuable under Mr. Schwartz’s performance-based equity awards, with a value of $1,085,384 as of the Separation Date.
Executive Chair Transition
In December 2024, the Company announced that Morgan O'Brien was retiring and stepping down from his role as Executive Chair. In connection with this transition, Mr. O'Brien entered into a consulting agreement with the Company (the "Consulting Agreement"). See "Related Party Transactions - Executive Chair Transition" for more information.
CEO Pay Ratio
Under the SEC’s rules, we are required to identify our median employee at least once every three years and to calculate the annual total compensation for that employee each year, referred to as “pay-ratio” disclosure. We have opted to identify our median employee for Fiscal 2025 based on our employee population as of March 31, 2025, as described below.
We believe the pay ratio reported below is a reasonable estimate calculated consistent with SEC rules based on our internal records and the methodology described below. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Thus, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor our management use our pay ratio to make compensation decisions.
For purposes of identifying our “median employee,” we used our employee population as of March 31, 2025 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis). To identify the median employee, we used the following methodology, adjustments, and estimates:
›We calculated the Fiscal 2025 annual total compensation of each employee, excluding Mr. Lang, our President and CEO, as the sum of: (1) annual base salary for permanent salaried employees, or hourly rate multiplied by the expected annual work schedule for hourly employees; (2) target annual cash incentive compensation, if applicable; and (3) grant date fair value of equity awards granted during the year.
›In identifying the median employee, we annualized the compensation values of individuals who joined our Company during Fiscal 2025.

ANTERIX INC.	2025 PROXY STATEMENT 51

To calculate the annual total compensation of our CEO, we annualized the salary rate and annual bonus for Mr. Lang, our CEO who joined us on October 8, 2024, and added the value of his equity awards as set forth in the Summary Compensation Table above for Fiscal 2025.
For Fiscal 2025, the annual total compensation for Mr. Lang and our median employee was $4.3 million and $0.2 million, respectively. Accordingly, the resulting ratio of the two amounts is approximately 19:1.

52 2025 PROXY STATEMENT	ANTERIX INC.

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following table and graph disclosures regarding executive “compensation actually paid” ("CAP") and certain company performance measures for each of the years ended March 31, 2025, 2024 and 2023. You should refer to the “Compensation Elements” section of the "Executive Compensation" portion of this Proxy Statement for a complete description of how executive compensation relates to our Company performance measures and how our Compensation Committee makes its decisions related thereto.

	Schwartz, Robert H.		Lang, Scott A.
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (3)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)(5)	Total Stockholder Return ($) (6)	Net Loss (in thousands) ($) (7)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	2,780,039	(1,462,341)	3,900,571	4,297,652	3,238,761	3,338,054	63.21	(11,372)
2024	3,718,723	3,230,422	—	—	2,849,180	2,735,156	58.05	(9,128)
2023	4,731,086	(7,225,387)	—	—	2,129,118	278,452	57.06	(16,317)
(1)Represents compensation amounts reported in the “Summary Compensation Table” disclosed above for our former principal executive officer (“PEO”), Robert H. Schwartz.
(2)Represents compensation amounts reported in the “Summary Compensation Table” disclosed above for our current PEO, Scott A. Lang.
(3)CAP to our PEO for each year shown reflects the respective amounts from the Summary Compensation Table ("SCT"), adjusted, as noted below, in accordance with SEC rules. The amount included in column (b) above does not reflect the actual amount earned by, or paid to, our PEO for each of the fiscal years shown.
The following table reflects the adjustments made to determine the compensation actually paid to our PEO:

Year	2023	2024	2025	2025

PEO	R. Schwartz	R. Schwartz	R. Schwartz	S. Lang
SCT Total Compensation ($)	4,731,086	3,718,723	2,780,039	3,900,571
Less: Stock award values reported in SCT for the Covered Year ($)	(4,000,013)	(3,100,023)	—	(3,435,748)
Plus: Year End Fair Value for Stock Awards Granted in the Covered Year ($)	2,615,265	2,849,656	—	3,832,829
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(9,672,949)	150,162	—	—
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	(898,776)	(388,097)	—	—
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	373,067	—
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	—	—	(4,615,447)	—
Compensation Actually Paid ($)	(7,225,387)	3,230,422	(1,462,341)	4,297,652
The valuation of the equity granted to our PEO is based upon multiple factors, including grant date stock price, life of grant, volatility and risk-free rate. To determine the compensation actually paid, adjustments have been made to the fair value calculation to adjust for the change in stock price at year-end and vest date, adjustments in time to vest and life of grant and related volatility and risk-free rate.

ANTERIX INC.	2025 PROXY STATEMENT 53

(4)Represents the average compensation amounts reported in the "Total" column in the SCT, disclosed above, for our non-PEO NEOs. The non-PEO NEOs in Fiscal 2022 and 2023 were Morgan E. O'Brien and Christopher Guttman-McCabe. The non-PEO NEOs in Fiscal 2024 and Fiscal 2025 were Christopher Guttman-McCabe and Ryan Gerbrandt.
(5)Average “compensation actually paid” to our non-PEO NEOs for each year shown reflects the respective average amounts from the SCT, adjusted, as noted below, in accordance with SEC rules. The amount included in column (d) above does not reflect the actual amount earned by, or paid to, our non-PEO NEOs for each of the fiscal years shown. The following table reflects the adjustments made to determine the average compensation actually paid to our non-PEO NEOs:

Year	2023	2024	2025

Non-PEO NEOs	See Footnote 3 above	See Footnote 3 above	See Footnote 3 above
SCT Total Compensation ($)	2,129,118	2,849,180	3,238,761
Less: Stock award values reported in SCT for the Covered Year ($)	(1,625,032)	(2,365,687)	(2,606,544)
Plus: Year End Fair Value for Stock Awards Granted in the Covered Year ($)	1,413,935	2,336,222	2,728,444
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(1,168,996)	(14,037)	1,519
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	(470,573)	(70,522)	—
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	(24,126)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	—	—	—
Compensation Actually Paid ($)	278,452	2,735,156	3,338,054
The valuation of the equity granted to our non-PEO NEOs is based upon multiple factors, including grant date stock price, life of grant, volatility and risk-free rate. To determine the average compensation actually paid, adjustments have been made to the fair value calculation to adjust for the change in stock price at year-end and vest date, adjustments in time to vest and life of grant and related volatility and risk-free rate.
(6)Represents the cumulative total stockholder return of the Company for the measurement periods ending March 31, 2025, March 31, 2024 and March 31, 2023, respectively.
(7)Represents the Net Loss of the Company as reflected in the Company's Consolidated Statements of Operations included in the Company's Annual Report for each of the periods presented.
Relationship between Pay and Performance
The graphs below show the relationship between (A) the compensation actually paid to our PEO and non-PEO NEOs in Fiscal 2023, Fiscal 2024 and Fiscal 2025 and (B) our (1) Total Stockholder Return and (2) Net Loss.
CAP, as noted above, is required under SEC rules and reflects adjustments to the value of unvested and vested equity awards during the years shown. Adjustments to the awards include change in stock price and valuation assumptions at remeasurement date and, for performance awards, changes to projected performance expectations. CAP generally fluctuates due to changes in stock prices and the related changes to the valuation assumptions.

54 2025 PROXY STATEMENT	ANTERIX INC.

Equity Compensation Plan Information
We award stock options, RSUs, and PSUs to our employees meeting certain eligibility requirements under plans approved by our stockholders in 2023, referred to as the “2023 Stock Plan,” and have previously awarded stock options, RSUs, and PSUs to our employees meeting certain eligibility requirements under a plan approved by our stockholders in 2014 and 2010.
The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of March 31, 2025:

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options, RSUs and PSUs (#) (1)	Weighted-Average Exercise Price of Outstanding Stock Options ($)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (#) (2)

Equity compensation plans approved by security holders	1,822,471	38.29	887,626
Equity compensation plans not approved by security holders	—	—	—
(1)Includes shares underlying RSUs as of March 31, 2025, and the following shares underlying PSOs, at maximum, as of March 31, 2025: 61,462 shares underlying Mr. Gerbrandt’s October PSO Awards.
(2)On August 8, 2023 (the “Effective Date”), we adopted a new equity-based compensation plan known as the 2023 Stock Plan (the "2023 Stock Plan"). The 2023 Stock Plan permits us to grant equity compensation awards to our employees, consultants and non-employee directors. As of the Effective Date, no additional awards may be granted under the Anterix Inc. 2014 Stock Plan (the “2014 Stock Plan”). The 2023 Stock Plan, as amended, authorizes 1,350,000 shares of Company common stock (the “Shares”) for grant. Additionally, Shares remaining for grant under the 2014 Stock Plan immediately prior to the Effective Date, Shares subject to outstanding stock awards granted under the 2014 Stock Plan that, following the Effective Date, expire or are terminated or canceled without having been exercised or settled in full, and Shares acquired pursuant to an award subject to forfeiture or repurchase that are forfeited or repurchased by the Company for an amount not greater than the recipient’s purchase price, are issuable under the 2023 Stock Plan.

ANTERIX INC.	2025 PROXY STATEMENT 55

Certain Relationships and Related Transactions
Related Party Transaction Policy
Pursuant to our Code of Business Conduct and Ethics and Related Party Transaction Policy, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, will be prohibited from entering into a related party transaction with us without the approval of our Audit Committee or our independent directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such person's immediate family members or affiliates where the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs, and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, considering known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in good faith exercise of its discretion.
Related Party Transactions
Each year, each director and officer must respond to a questionnaire that requires them to identify certain information about their immediate family and any transaction or relationship that occurred during the year or any proposed transaction that involves Anterix (or any subsidiary or affiliate of Anterix) and that individual, their immediate family, or any entity with which he, she or such immediate family member is associated. All questionnaire responses are reviewed by the Chief Legal Officer and Corporate Secretary and shared with our President and CEO as appropriate. In addition, we independently search our records for potential transactions with known related parties. Based upon such review, there have been no related party transactions with respect to persons who were officers, directors, director nominees, or beneficial owners of more than 5% of our stock or an immediate family member of any of them that require disclosure under Item 404 of Regulation S-K other than:
CEO Transition
On October 8, 2024, the Company announced that Robert H. Schwartz was stepping down from his role as our President and CEO and would provide advisory services to our Board to support a successful leadership transition by November 1, 2024 (the “CEO Transition”). During this period, Mr. Schwartz continued to receive his current base salary and remained eligible for any benefits he was entitled to receive as an executive of the Company. In connection with the CEO Transition, Mr. Schwartz resigned from his service on our Board.
We negotiated a Transition Agreement with Mr. Schwartz, which contained the following terms (collectively, the “Separation Terms”) subject to the effectiveness and the terms and conditions of the Transition Agreement:
›severance payments equal to two times the sum of his annualized base salary and target bonus as in effect as of the Separation Date;
›a cash payment equivalent to Mr. Schwartz’s pro-rated target bonus for Fiscal 2025 (which ends on March 31, 2025), less any bonus amounts previously paid to Mr. Schwartz for Fiscal 2025;
›18 months of continued COBRA benefits coverage;
›accelerated vesting for an aggregate of 68,788 shares of common stock issuable under Mr. Schwartz’s outstanding time-based equity awards;
›accelerated vesting for an aggregate of 33,417 shares of common stock issuable under Mr. Schwartz’s performance-based equity awards;
›an option exercise period extension for each of his outstanding stock option awards equal to the lesser of two years from the Separation Date or the applicable expiration term of the stock option award; and

56 2025 PROXY STATEMENT	ANTERIX INC.

›if the Company is subject to a Change in Control within six months from the Separation Date, then accelerated vesting for all of his unvested time-based equity awards and his performance-based equity awards will vest at the greater of the target amount or the level determined by the actual achievement of the applicable performance metric; provided that, any option shares that accelerate due to a change in control shall be exercisable for nine months after the change in control.
The foregoing Separation Terms were offered under the Transition Agreement in exchange for a release and waiver of claims and continued obligations related to the protection of our proprietary information. Further, pursuant to the Transition Agreement, for a period of 24 months following the Separation Date, Mr. Schwartz agreed to non-solicitation provisions relating to certain of our employees, our business and current or potential customers, and has agreed to not invest, counsel, advise or otherwise be engaged or be employed by a competitor of the Company as defined in the Transition Agreement.
Executive Chair Transition
On December 26, 2024, the Board accepted Morgan E. O’Brien’s retirement as a director, as Executive Chair of the Board, and as an executive of the Company, each effective as of December 31, 2024 (the “Retirement”). Mr. O’Brien’s Retirement was not the result of any disagreement with the Company on any matter related to its operations, policies or practices.
The Board also approved a Consulting Agreement with Mr. O’Brien under which he has agreed to provide consulting services for a minimum of six months or $180,000 beginning on January 1, 2025 through June 30, 2025 (“minimum term”), and continuing thereafter on a month-to month basis until terminated by either party. The Consulting Agreement provides that Mr. O’Brien will receive cash compensation of $30,000 per month. Either party may terminate the Consulting Agreement at any time upon fifteen days notice, for any or no reason; provided that, if we terminate the Consulting Agreement before June 30, 2025 without Cause, then we will be required to pay the remaining balance of the $180,000. Mr. O’Brien would have received for the minimum term had we not terminated the Consulting Agreement before June 30, 2025. The Consulting Agreement contains standard confidentiality, indemnification and intellectual property assignment provisions in our favor. Pursuant to the existing terms of his outstanding equity awards, Mr. O’Brien will continue to vest in his outstanding equity awards as he continues to provide services pursuant to the Consulting Agreement.
The Consulting Agreement also contains a confirmation by Mr. O’Brien that he is not entitled to any severance benefits under our Severance Plan as a result of his Retirement, his transition to a consultant or the eventual end of his consulting services. The Consulting Agreement also contains a confirmation by the Company that Mr. O’Brien has satisfied the retirement eligibility provisions in his outstanding stock option awards that automatically extends the exercise periods during which he may exercise his vested option shares to the full term of the applicable stock option award.

ANTERIX INC.	2025 PROXY STATEMENT 57

PROPOSAL 3

Ratification of Appointment of Independent
Registered Public Accounting Firm
Voting Required and Board Recommendation

On June 25, 2025, our Audit Committee appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending March 31, 2026 (“Fiscal 2026”). Grant Thornton LLP (“Grant Thornton”) served as our independent registered public accounting firm for the fiscal years ended March 31, 2024 (“Fiscal 2024”) and March 31, 2025 (“Fiscal 2025”).
Because we value our stockholders’ views on our independent auditor, at the Annual Meeting, we are asking our stockholders to ratify the appointment Deloitte as our independent registered public accounting firm for Fiscal 2026 even though the ratification is not required by our Amended and Restated Bylaws or otherwise. However, the Audit Committee will reconsider the appointment if our stockholders do not ratify it at the Annual Meeting. In addition, even if our stockholders ratify the selection, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that a change would be in our best interests and the interest of our stockholders.
Representatives of Deloitte are expected to attend the Annual Meeting and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.
If a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of our independent registered public accounting firm. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against this proposal and will therefore have no effect on the outcome of the vote.
The Board of Directors unanimously recommends that the stockholders vote for the ratification of Deloitte as our independent registered public accounting firm for Fiscal 2026.

The Audit Committee has selected Deloitte as our independent registered public accounting firm to audit our financial statements for the fiscal year ending March 31, 2026.

✓	THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL 2026

58 2025 PROXY STATEMENT	ANTERIX INC.

Audit-Related Matters
The Audit Committee met with Grant Thornton quarterly or more frequently during Fiscal 2024 and Fiscal 2025. At such times, the Audit Committee reviewed the services performed by Grant Thornton and the fees charged for such services.
Principal Accountant Fees and Services
The following table shows the aggregate fees we paid or accrued for the audit and other services provided by Grant Thornton for Fiscal 2025 and Fiscal 2024.

	2025	2024

Audit fees (1)	663,030	652,355
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—
Total	663,030	652,355
(1)Audit Fees: Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services normally provided in connection with registration statements.
(2)Audit-Related Fees: We did not incur any audit-related fees in Fiscal 2025 or Fiscal 2024.
(3)Tax Fees: We did not incur any tax fees in Fiscal 2025 or Fiscal 2024.
(4)All Other Fees: We did not incur any other fees in Fiscal 2025 or Fiscal 2024.
Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Auditors
The Audit Committee has determined that all services provided by Grant Thornton in Fiscal 2024 and Fiscal 2025 are compatible with maintaining the independence of such audit firm. The Audit Committee charter requires advance approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to any exception permitted by law or regulation.

ANTERIX INC.	2025 PROXY STATEMENT 59

Report of the Audit Committee (1)
The following is the report of our Audit Committee with respect to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2025, filed with the SEC on June 24, 2025.
The Audit Committee currently consists of three directors, each of whom is an “independent director” as defined under the listing standards of NASDAQ and the rules and regulations of the SEC. The Board has determined that Mark Fleischhauer is an ‘‘audit committee financial expert’’ within the meaning of rules adopted by the SEC. The Audit Committee acts pursuant to a written charter adopted by our Board. A copy of the charter is available on our investor relations website, investors.anterix.com.
Our Audit Committee oversees our financial reporting process on behalf of our Board. Management is responsible for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm for Fiscal 2025, Grant Thornton, was responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.
Review with Management
The Audit Committee reviewed and discussed the audited financial statements with Company management.
Review and Discussions with Independent Accountants
The Audit Committee met with Grant Thornton to review the financial statements included in the Annual Report. The Audit Committee discussed with a representative of Grant Thornton the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"), including General Auditing Standards 1301, Communications with Audit Committees. In addition, the Audit Committee met with Grant Thornton, with and without management present, to discuss the overall scope of Grant Thornton’s audit, the results of its examinations and the overall quality of our financial reporting. The Audit Committee received the written disclosures and the letter from Grant Thornton required by Rule 3526 of the PCAOB, Communication with Audit Committee Concerning Independence, and has discussed with Grant Thornton its independence and satisfied itself as to the independence of Grant Thornton.
Conclusion
Based on the above review, discussions, and representations received, the Audit Committee recommended to the Board (and the Board subsequently approved) that the audited financial statements for Fiscal 2025, be included in our Annual Report for filing with the SEC and furnished to stockholders with this Notice and Proxy Statement.
In addition, the Audit Committee selected Deloitte as our independent registered public accounting firm for Fiscal 2026. The Board recommends that our stockholders ratify and approve the selection of Deloitte as our independent registered public accounting firm for Fiscal 2026.
The Audit Committee of the Board of Directors:
Mark A. Fleischhauer, Chair
William E. Heard
Mahvash Yazdi

(1)The information contained in this Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

60 2025 PROXY STATEMENT	ANTERIX INC.

Stock Ownership
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information about the beneficial ownership of our common stock by: (i) each of our directors and director nominees; (ii) each of our NEOs; (iii) all our directors and executive officers as a group; and (iv) each person or group known by us to own more than 5% of our common stock. The percentages reflect beneficial ownership, as determined in accordance with the SEC’s rules, as of June 12, 2025, and are based on 18,693,957 shares of common stock outstanding as of June 12, 2025. Except as noted below, the address for all beneficial owners in the table below is 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424.

Principal Stockholders	Amount and Nature of Beneficial Ownership (#) (1)	Percent of Class (%)

Owl Creek Asset Management, L.P. (2)	5,411,776	28.95
Heard Capital LLC (3)	1,741,989	9.32
BlackRock, Inc. (4)	1,164,377	6.23
The Vanguard Group (5)	1,000,143	5.35
Name of Beneficial Owner Directors, Nominees and NEOs
Scott A. Lang	—	*
Thomas R. Kuhn (6)	30,041	*
Ryan Gerbrandt (7)	96,440	*
Christopher Guttman-McCabe (8)	182,818	*
Jeffrey A. Altman (2)(9)	5,543,917	29.66
Leslie B. Daniels (10)	53,712	*
Mark A. Fleischhauer (10)	8,502	*
William E. Heard (11)	1,743,876	9.33
Mahvash Yazdi (10)	18,640	*
All active directors and executive officers as a group (9 persons) (12)	7,761,804	41.52
*     Represents less than 1% of the number of shares of our common stock outstanding as of June 12, 2025.
(1)We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC based on information obtained from Company records and filings with the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable or to be settled within 60 days from June 12, 2025, are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(2)The shares are held directly by Owl Creek I, L.P., a Delaware limited partnership (“Owl Creek I”), Owl Creek II, L.P., a Delaware limited partnership (“Owl Creek II”), Owl Creek Overseas Master Fund, Ltd., a Cayman Islands exempted company (“Owl Creek Overseas”), Owl Creek SRI Master Fund, Ltd., a Cayman Islands exempted company (“Owl Creek SRI”), Owl Creek Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership (“Owl Creek Credit Fund”) and Owl Creek Special Situations Fund, L.P., a Delaware limited partnership (“Owl Creek Special Situations,” and together with Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI and Owl Creek Credit Fund, the “Owl Creek Funds”), Owl Creek Advisors, LLC (“Owl Creek Advisors”) serves as the general partner of, and has the power to direct the affairs of, Owl Creek I, Owl Creek II, Owl Creek Credit Fund and Owl Creek Special Situations. Owl Creek Asset Management, L.P. (the “Investment Manager”) serves as the investment manager to, and has the power to direct the investment activities of, each of the Owl Creek Funds. Jeffrey A. Altman is the managing member of Owl Creek Advisors and the managing member of the general partner of the Investment Manager. Jeffrey A. Altman, Owl Creek Asset Management, L.P., and Owl Creek Advisors, LLC each disclaim any direct ownership of the shares held by the stockholders, except as to such extent of their respective pecuniary interest in the shares. The address for Owl Creek Asset Management, L.P. is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

ANTERIX INC.	2025 PROXY STATEMENT 61

(3)The shares are held by Heard Capital LLC, a Delaware limited liability company. William E. Heard is the CEO and Chief Investment Officer of Heard Capital LLC. The address for Heard Capital LLC is 1 N. Wacker Drive, Suite 3650, Chicago, IL 60606.
(4)The shares are held by BlackRock, Inc., an American multi-national investment company based in New York City. The address for Black Rock is 55 East 52nd Street, New York, NY 10055.
(5)The shares are held by The Vanguard Group, an American investment company based in New York City. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(6)Consists of (i) 3,898 shares of common stock, and (ii) 19,669 shares of common stock underlying an option that are exercisable and (iii) 6,474 shares of restricted common stock that vests in full within 60 days of June 12, 2025.
(7)Consists of (i) 37,307 shares of common stock, and (ii) 59,133 shares of common stock underlying an option that are exercisable within 60 days of June 12, 2025.
(8)Consists of (i) 34,720 shares of common stock, and (ii) 148,098 shares of common stock underlying an option that are exercisable within 60 days of June 12, 2025.
(9)Consists of (i) 5,411,776 shares held by Owl Creek Asset Management, L.P., (ii) 127,139 shares of common stock, and (iii) 5,002 shares of restricted common stock that vests in full within 60 days of June 12, 2025.
(10)Consists of (i) 5,002 shares of restricted common stock that vests in full within 60 days of June 12, 2025, and (ii) shares of common stock as follows: Leslie B. Daniels - 48,710 shares, Mark A. Fleischhauer - 3,500 shares, and Mahvash Yazdi - 13,638 shares.
(11)Consists of (i) 1,741,989 shares held by Heard Capital LLC, and (ii) 1,887 shares of restricted common stock that vests in full within 60 days of June 12, 2025.
(12)Includes shares owned by our executive officers, current directors, and director nominees, including 35,093 shares vesting within 60 days of June 12, 2025.
Stock Ownership Guidelines: Our executive officers and directors are subject to stock ownership guidelines approved by the Board. Our CEO must beneficially own shares of our common stock with a value equal to five times his base salary. All other executive officers must beneficially own shares with a value equal to three times their base salary. Non-employee directors must beneficially own shares of our common stock with a value equal to three times their annual cash retainer. Our executives and directors have five years to achieve their respective stock ownership guideline levels from their appointment or promotion date. As of the end of Fiscal 2025, each executive officer and non-employee director is in compliance with the stock ownership guidelines.
Changes in Control: We are not aware of any, nor are we a party to, arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a Change of Control.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements except for one Form 4 report filed on behalf of William E. Heard on April 17, 2025 due to trades executed under the trading discretion of an individual portfolio manager at Heard Capital LLC without any instruction from or knowledge of Mr. Heard or the Company. The Form 4 updated changes in beneficial ownership from transactions on February 14, 2025, February 20, 2025, March 17, 2025, March 19, 2025, March 20, 2025, and March 21, 2025.

62 2025 PROXY STATEMENT	ANTERIX INC.

Additional Information
These proxy materials are provided to you in connection with the solicitation by the Board of Anterix Inc. for proxies to be voted at the Annual Meeting to be held at 9:30 a.m., Eastern Daylight Time, on August 5, 2025, via the internet at www.virtualshareholdermeeting.com/atex2025 and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice. References in this Proxy Statement to the “Company,” “we,” “our,” and “us” are to Anterix Inc. and its subsidiaries.
You may attend the Annual Meeting only if you were a stockholder of record as of the Record Date (June 12, 2025) or hold a valid proxy for the Annual Meeting. If you are entitled to attend the Annual Meeting, you may attend, vote, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/atex2025 using the 16-digit control number on your proxy card or on the instructions that accompanied your proxy materials to enter the Annual Meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name and you wish to vote your shares electronically at the Annual Meeting, you will need to first obtain a proxy issued in your name from your broker, bank, trustee, or other nominee.
You should give yourself plenty of time to log into the virtual meeting platform and ensure you can hear the audio before the start of the Annual Meeting. If you encounter difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number posted on the virtual annual meeting page for assistance. Technical support will be available 15 minutes before the start of the Annual Meeting.
If you want to submit a question or comment during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/atex2025, type your question or comment into the “Ask a Question” field, and click “Submit.” We will address questions and comments submitted via the virtual meeting platform pertinent to Annual Meeting matters during the meeting. Consistent with our approach at past Annual Meetings, questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order and will not be considered. If there are questions from multiple stockholders that address the same topic, such questions may be aggregated and answered at once.
Record Date
Holders of shares of our common stock, our only class of issued and outstanding voting securities, at the close of business on June 12, 2025, are entitled to vote on the proposals presented at the Annual Meeting. As of June 12, 2025, 18,693,957 shares of our common stock were issued and outstanding.
Quorum
The presence, either online or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions, and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
The Annual Meeting may be adjourned or postponed from time to time, and at any reconvened meeting, action with respect to the matters specified in this Proxy Statement may be taken without further notice to stockholders except as required by applicable law or our charter documents.
Stockholders of Record
You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company. As a stockholder of record, you have the right to grant your voting proxy directly to the proxy holders listed on the proxy card, to vote electronically at the Annual Meeting, or by internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card or voting instruction card. All shares represented by a proxy will be voted at the Annual Meeting, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in

ANTERIX INC.	2025 PROXY STATEMENT 63

accordance with the specification so made. If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of approving, on an advisory, non-binding basis, the compensation of our NEOs, and in favor of ratifying Deloitte as our independent registered public accounting firm for the fiscal year ending March 31, 2026, and as the proxy holders determine in the exercise of their discretion on any other business or item as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.
Shares Held in Street Name
You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from that organization.
As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trustee, or other nominee and you wish to vote your shares electronically at the Annual Meeting, you will not be permitted to do so during the Annual Meeting unless you first obtain a proxy issued in your name from your broker, bank, trustee, or other nominee.
If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee, or other nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”), as further described below under the heading “Broker Non-Votes.”
Broker Non-Votes
Broker non-votes are shares held by brokers, banks, trustees, or other nominees who are present online or represented by proxy but which are not voted on a particular matter because the brokers, banks, trustees, or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, banks, trustees, and other nominees, these entities have the discretion to vote on routine matters but not on non-routine matters. The only routine matter to be considered at the Annual Meeting is the ratification of the appointment of our independent registered public accounting firm. The remaining proposals are considered non-routine matters. As a result, if you do not provide your broker, bank, trustee, or other nominee with voting instructions on these non-routine matters, your shares will not be voted either for or against our director nominees, for or against the advisory approval of the compensation to our NEOs.
Voting Matters
Stockholders are entitled to cast one vote per share of common stock on each matter presented at the Annual Meeting. For ten days preceding the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a purpose related to the Annual Meeting at 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424. To the extent office access is impracticable due to our hybrid work model, you may email us at legal@anterix.com. The list of stockholders will also be available during the Annual Meeting through the meeting website at www.virtualshareholdermeeting.com/atex2025.
There are three proposals scheduled to be voted on at the Annual Meeting:

1	To elect seven directors to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
2	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.
3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026.

64 2025 PROXY STATEMENT	ANTERIX INC.

Our Board Recommends a Vote “FOR” Each of the Proposals
Nominees for the Board will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present and voting or represented by proxy and entitled to vote at the Annual Meeting. Each other matter to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote.

ANTERIX INC.	2025 PROXY STATEMENT 65

Other Matters
We are unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you, provided that they will not vote in the election of directors for any nominee(s) from whom authority to vote has been withheld.
Proxy Solicitation
We will bear the expenses of calling and holding the Annual Meeting and soliciting proxies. In addition to being mailed directly to stockholders, this Proxy Statement and the accompanying materials will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of common stock. We will pay reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. Our directors, officers, and employees may also solicit proxies by mail, telephone, and personal contact, but they will not receive any additional compensation for these activities.
Stockholder Proposals for the 2026 Annual Meeting
Stockholders interested in submitting a proposal for consideration at our 2026 Annual Meeting must do so by sending the proposal to our Chief Legal Officer and Corporate Secretary at Anterix Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424. Under SEC Rule 14a-8, the deadline for submitting proposals to be included in our proxy materials for the 2026 Annual Meeting is March 2, 2026. Accordingly, for a stockholder proposal to be considered for inclusion in our proxy materials for the 2026 Annual Meeting, any such stockholder proposal must be received by our Chief Legal Officer and Corporate Secretary on or before March 2, 2026, and comply with the procedures and requirements set forth in Rule 14a-8 under the Exchange Act, as well as the applicable requirements of our Amended and Restated Bylaws. Any stockholder proposal received after March 2, 2026, will be considered untimely and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Amended and Restated Bylaws.
Our Amended and Restated Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Chief Legal Officer and Corporate Secretary must be received at our principal executive offices not less than 90 days but not more than 120 days prior to the one-year anniversary of the date of the 2025 Annual Meeting (i.e., August 5, 2025) and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters as required by our Amended and Restated Bylaws. Therefore, to be presented at our 2026 Annual Meeting, we must receive such a proposal on or after April 7, 2026, but no later than May 7, 2026. If the date of the 2026 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the one-year anniversary of the 2025 Annual Meeting, notice must be received no earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to such Annual Meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days before the date of such annual meeting, the 10th day following the day on which the public announcement of the date of such Annual Meeting is first made. Stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 30, 2026. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. You are advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations available on our investor relations website, investors.anterix.com.

66 2025 PROXY STATEMENT	ANTERIX INC.

Householding of Annual Meeting Materials
We have adopted “householding,” a procedure approved by the SEC under which stockholders who share an address will receive a single copy of the Notice and Proxy Statement or a single set of our proxy material, as applicable. Each stockholder continues to receive a separate proxy card. This procedure reduces printing costs and mailing fees while also reducing the environmental impact of distributing documents related to the Annual Meeting. If you reside at the same address as another Anterix stockholder and wish to receive a separate copy of the Annual Meeting materials, you may do so by making a written or oral request to Anterix Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attn: Chief Legal Officer and Corporate Secretary, (973) 255-4945. Upon your request, we will deliver a separate copy to you.
Some brokers household proxy materials, delivering a single Proxy Statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or Notice, please notify your broker directly. You may also write to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attention: Compliance Department, and include your name, name of your broker or other nominee, and your account number(s). Any stockholders who share the same address and currently receive multiple copies of the Annual Report, Proxy Statement and Notice who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Anterix Inc. at the contact information listed above, to request information about householding.
Annual Report on Form 10-K
We filed an Annual Report with the SEC, which is accessible free of charge on our investor website, investors.anterix.com. A copy of our Annual Report will also be made available (without exhibits) free of charge to interested stockholders upon written request to Anterix Inc., 3 Garret Mountain Plaza, Suite 401, Woodland Park, New Jersey 07424, Attention: Chief Legal Officer and Corporate Secretary. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.
Forward-Looking Statements
Certain statements contained in this Proxy Statement and the accompanying letters, other than historical information, constitute forward-looking statements. Any such forward-looking statements are based on our management’s current expectations and are subject to many risks and uncertainties that could cause our actual results to differ materially from our management’s current expectations or those implied by the forward-looking statements. The risks and uncertainties that may affect our future results of operations are identified and described in our Annual Report. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

ANTERIX INC.	2025 PROXY STATEMENT 67

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATEX2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76708-P35213 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTERIX INC.

The Board of Directors recommends you vote FOR the following director nominees:

	For	Against	Abstain
1a. Thomas R. Kuhn	☐	☐	☐
1b. Scott A. Lang	☐	☐	☐
1c. Jeffrey A. Altman	☐	☐	☐
1d. Leslie B. Daniels	☐	☐	☐
1e. Mark A. Fleischhauer	☐	☐	☐
1f. William E. Heard	☐	☐	☐
1g. Mahvash Yazdi	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V76709-P35213

ANTERIX INC.
2025 Annual Meeting of Stockholders
August 5, 2025 9:30 AM, Eastern Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott Lang and Gena L. Ashe, or either of them, as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Anterix Inc. that the undersigned is entitled to vote at the 2025 Annual Meeting of Stockholders to be held at 9:30 AM, Eastern Daylight Time on August 5, 2025, via the Internet at www.virtualshareholdermeeting.com/ATEX2025, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other business may properly come before the meeting, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) from whom authority to vote has been withheld.

All votes must be received by 11:59 P.M., Eastern Daylight Time, August 4, 2025.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.